UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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☐	Soliciting Material Pursuant to Rule 14a-12
VONAGE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
April 25, 2016
Dear Stockholders,
We are pleased to invite you to attend the annual meeting of stockholders of Vonage Holdings Corp. to be held on Friday, June 3, 2016 at 10:00 a.m., local time via a live webcast at www.virtualshareholdermeeting.com/VG2016. You will be able to attend our annual meeting, vote your shares and submit questions during the annual meeting via this live webcast. Details regarding access to the meeting and the business to be conducted are provided in the accompanying Notice of 2016 Annual Meeting of Stockholders and Proxy Statement. Included with the Proxy Statement is a copy of our 2015 annual report, including our Form 10-K for the year ended December 31, 2015 (without exhibits). We encourage you to read our 2015 annual report, which includes our audited financial statements and information about our operations, markets, and products.
Your vote is important. Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy or voting instruction card. Voting over the Internet, by telephone or by mailing a proxy card or by providing voting instructions to your broker, trustee or nominee will ensure your representation at the annual meeting regardless of whether you attend. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
Also, if you plan to attend our annual meeting via the webcast please see the instructions set forth in the Notice of 2016 Annual Meeting of Stockholders.
Thank you for your ongoing support of Vonage. We look forward to your participation in our annual meeting.
Sincerely,
Alan Masarek
Chief Executive Officer

VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	10:00 a.m., local time, on Friday, June 3, 2016

Place	via live webcast at www.virtualshareholdermeeting.com/VG2016

Items of Business	At the meeting, we will ask you and our other stockholders to:

(1)	elect one Class I director for a term to expire at the 2018 annual meeting of stockholders; and

(2)	ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

The stockholders will also act on any other business as may properly come before the meeting or any postponement or adjournment of the meeting. The board of directors has no knowledge of any other business to be transacted at the annual meeting.

Record Date
You may vote if you were a stockholder of record at the close of business on April 15, 2016. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2016 annual meeting for a period of 10 days prior to the meeting at our principal executive offices at 23 Main Street, Holmdel, NJ 07733, and electronically during the 2016 annual meeting at www.virtualshareholdermeeting.com/VG2016 when you enter your 12-Digit Control Number.

Proxy Voting
It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope or vote over the Internet or by telephone. You may revoke your proxy at any time before its exercise at the meeting. If you do not hold your shares of record and you do not plan to attend the meeting, please follow the instructions provided by your broker, trustee or other nominee to ensure that your shares are voted.

Attending the Meeting
You are entitled to attend the annual meeting only if you were a Vonage stockholder at the close of business on April 15, 2016, or you hold a valid proxy for the annual meeting. Instructions on how to attend and participate in the 2016 annual meeting live via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VG2016.

By order of the Board of Directors,

Kurt M. Rogers, Corporate Secretary
Holmdel, NJ
April 25, 2016
Important Notice Regarding the Availability of Proxy Materials for Our
Annual Meeting of Stockholders to Be Held on June 3, 2016
The accompanying proxy statement and our 2015 annual report to stockholders are available at
http://ir.vonage.com/

Page No
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	1
Q: What information is contained in this proxy statement?	1
Q: What shares can I vote?	1
Q: How many votes am I entitled to per share?	1
Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?	1
Q: How can I attend the annual meeting?	2
Q: How can I vote my shares without attending the annual meeting?	2
Q: Can I change my vote?	3
Q: How many shares must be present or represented to conduct business at the annual meeting?	3
Q: What is the voting requirement to approve each of the proposals?	3
Q: What is the effect of not casting a vote?	3
Q: What happens if additional matters are presented at the annual meeting?	3
Q: Who will serve as inspector of elections?	4
Q: What should I do if I receive more than one set of voting materials?	4
Q: What is “householding” and how do I revoke my consent to the householding program?	4
Q: How may I obtain an additional copy of our 2014 annual report and proxy materials?	4
Q: Who will bear the cost of soliciting votes for the annual meeting?	4
Q: What is the deadline to propose actions for consideration at the 2015 annual meeting of stockholders or to nominate individuals to serve as directors?	5

CORPORATE GOVERNANCE	6
Governance Principles	7
Board Leadership Structure	7
Risk Management and Role of the Board in Risk Oversight	8
Board Determination of Independence	9
Board Meetings and Attendance	9
Director Attendance at Annual Meeting of Stockholders	9
Director Retirement Age	9
Directors Changing Their Present Job Responsibilities	10
Transactions with Related Persons	10
Board Committees	11
Audit Committee	11
Compensation Committee	12
Nominating and Governance Committee	13
Director Nomination Process	13
Communicating with the Independent Directors	14
Codes of Conduct	14
Audit Committee Report	14
Compensation Committee Interlocks and Insider Participation	15
Impact of Compensation Policies on Risk Management	15
Compensation Committee Report	16

EXECUTIVE OFFICERS	17
PROPOSAL NO. 1 ELECTION OF DIRECTORS	19
General	19
Board Composition and Nominees	20
Nominees for Terms Expiring in 2018 (Class I Directors)	22
Directors Whose Terms Expire in 2017 (Class II Directors)	20
Directors Whose Terms Expire in 2018 (Class III Directors)	21

i

ii

VONAGE HOLDINGS CORP.
23 MAIN STREET
HOLMDEL, NJ 07733
PROXY STATEMENT
GENERAL INFORMATION
For Our Annual Meeting of Stockholders to be held on June 3, 2016
Vonage Holdings Corp. (referred to as “we,” “us,” “our,” “the company,” or “Vonage” in this document) has sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2016 Annual Meeting of Stockholders. The annual meeting will be held on Friday, June 3, 2016, at 10:00 a.m., local time, via live webcast at www.virtualshareholdermeeting.com/VG2016. If the annual meeting is adjourned or postponed for any reason, the proxies may be used at any adjournments or postponements of the annual meeting. A replay of the webcast will be available on the Investor Relations section of our website through at least July 2, 2016.
This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. We are mailing this proxy statement and the enclosed proxy card to stockholders on or about April 25, 2016. We are also enclosing a copy of our annual report, including our Form 10-K for the year ended December 31, 2015 (without exhibits). We sometimes refer to the year ended December 31, 2015 as “fiscal year 2015” in this proxy statement.
OTHER INFORMATION
Our Form 10-K for fiscal year 2015, as filed with the Securities and Exchange Commission, or SEC, which includes our audited financial statements, is available free of charge on the Investor Relations section of our website at http://ir.vonage.com/ or through the SEC's electronic data system at www.sec.gov. To request a printed copy of our Form 10-K (without exhibits), which we will provide to you free of charge, you may: write to Vonage's Investor Relations Department at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 or call us at 732.365.1328 or send an email through the Vonage Investor Relations website at http://ir.vonage.com/.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Q: What information is contained in this proxy statement?
A: The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and most highly paid executive officers in 2015, and certain other required information.
Q: What shares can I vote?
A: Each share of Vonage common stock issued and outstanding as of the close of business on April 15, 2016, which we refer to as the Record Date, is entitled to vote on all items being voted on at the annual meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, trustee or other nominee such as a bank. On the Record Date, we had 213,755,401 shares of common stock issued and outstanding.
Q: How many votes am I entitled to per share?
A: Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A: Most Vonage stockholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Vonage. As the stockholder of record, you have the right to grant your voting proxy directly to Vonage or to vote in person at the annual meeting. We have enclosed or sent a proxy card for you to use.
Beneficial Owner
If your shares are held in a brokerage account or by a trustee or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting.
Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or other nominee can provide you information on how to obtain a “legal proxy.” Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.
Q: How can I attend and vote at the annual meeting?
A: You are entitled to attend the annual meeting only if you were a Vonage stockholder or joint holder as of the Record Date, the close of business on April 15, 2016, or you hold a valid proxy for the annual meeting. We will be hosting the 2016 annual meeting live via webcast. A summary of the information you need to attend the annual meeting online is provided below:

•	Any stockholder can attend the 2016 annual meeting live via the Internet at www.virtualshareholdermeeting.com/VG2016

•	Webcast starts at 10:00 a.m. local time

•	Stockholders may vote and submit questions while attending the annual meeting on the Internet

•	Please have your 12-Digit Control Number to enter the annual meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/VG2016

•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/VG2016 on the day of the annual meeting

•	Webcast replay of the annual meeting will be available at least until July 2, 2016
Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance of the meeting.
Q: How can I vote my shares without attending the annual meeting?
A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.
By Internet—Stockholders of record of Vonage common stock with Internet access may submit proxies by following the “VOTE BY INTERNET” instructions on their proxy cards until 11:59 p.m., Eastern Time, on June 2, 2016. Most Vonage stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for Internet voting availability.
By Telephone—Stockholders of record of Vonage common stock who live in the United States or Canada may submit proxies by following the “VOTE BY TELEPHONE” instructions on their proxy cards until 11:59 p.m., Eastern Time, on June 2, 2016. Most Vonage stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Vonage common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Vonage stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.
Q: Can I change my vote?
A: You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to Vonage's Corporate Secretary at Vonage Holdings Corp., 23 Main Street, Holmdel, NJ 07733 prior to your shares being voted, or by attending the annual meeting on the Internet and voting. Attendance at the meeting on the Internet will not cause your previously granted proxy to be revoked unless you specifically so request prior to the vote at the annual meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting while attending the annual meeting on the Internet.
Q: How many shares must be present or represented to conduct business at the annual meeting?
A: The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the voting power of the issued and outstanding common stock of Vonage must be present in person or represented by proxy. Broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

Q: What is the voting requirement to approve each of the proposals?
A: Directors in an uncontested election are elected by the vote of the majority of the votes cast with respect to such director. This means that the number of shares voted “FOR” a Class I candidate for election as director must exceed the number of votes cast “AGAINST” that director. Votes withheld and broker non-votes are not considered votes cast on this proposal and will not have any effect on the election of directors.
We have also implemented a Director Resignation policy, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election. For more information see "Proposal No. 1 - Election of Directors" below. The Board of Directors recommends a vote “FOR” all nominees.
The proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and voting on the proposal at the annual meeting. Abstentions are considered votes cast and, accordingly, will have the same effect as a vote against the proposal. Our board of directors recommends that the stockholders vote FOR the ratification of the appointment of BDO USA, LLP to serve as Vonage's independent registered public accounting firm for the year ending December 31, 2016.
Q: What is the effect of not casting a vote or not providing voting instructions?
A: If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Under New York Stock Exchange rules, brokers would have discretionary voting power with respect to ratification of the appointment of BDO USA, LLP, but not for the election of directors. We encourage you to provide instructions to your broker, trustee or other nominee regarding the voting of your shares.
If you are a stockholder of record and do not return a proxy card, no votes will be cast on your behalf on any of the items of business at the annual meeting. If you are a stockholder of record and return your signed proxy card but it does not indicate any voting instructions, such proxy will be voted FOR the election of all director nominees named in this proxy statement and FOR the ratification of the appointment of BDO USA, LLP.
Q: What happens if additional matters are presented at the annual meeting?
A: Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.
Q: Who will serve as inspector of elections?
A: The inspector of elections will be a representative from Broadridge Investor Communications Services.
Q: What should I do if I receive more than one set of voting materials?
A: You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.
Q: What is “householding” and how do I revoke my consent to the householding program?
A: Vonage has adopted a method of delivery for its proxy materials and annual report called “householding.” Under this method, we deliver only one copy of the proxy materials and annual report to one or more stockholders who share the same last name and address, unless such stockholders have notified us that they wish to receive multiple copies. Vonage adopted the householding method to reduce the amount of duplicative material that its stockholders receive and to lower printing and mailing costs. Householding is in effect for the 2016 Annual Meeting of Stockholders and will remain in effect for all future annual meetings.
If you are a registered stockholder who previously received separate copies and wish to continue to receive multiple copies of our proxy materials and annual report at the same address, separate copies will be provided to you upon request. You may request separate copies by notifying us in writing or verbally that you wish to opt out of the householding program at:
Vonage Investor Relations
23 Main Street
Holmdel, NJ 07733
732.365.1328
You may opt out of householding at any time 30 days prior to the mailing of proxy materials. If you own our common stock in street name (such as through a broker), please notify your broker if you wish to continue to receive multiple copies of the proxy materials.
Stockholders who share an address and receive multiple copies of our annual report, including our Form 10-K, and proxy materials can request to receive a single copy of these materials and notices of Internet availability of proxy materials (if applicable) in the future by following the instructions above. Stockholders can also revoke their consent and receive separate copies of these documents in the future by following the instructions above.
Q: How may I obtain an additional copy of our 2015 annual report and proxy materials?
A: Any stockholder may request additional copies of our annual report, including our Form 10-K (without exhibits), and proxy materials by sending an e-mail through the Vonage Investor Relations website at http://ir.vonage.com/, calling 732.365.1328 or writing to:
Vonage Investor Relations
23 Main Street
Holmdel, NJ 07733

We will promptly deliver the requested copies. Current and prospective investors can access or order free copies of our annual report, including our Form 10-K (without exhibits) and proxy statement by following these same instructions.
Q: Who will bear the cost of soliciting votes for the annual meeting?
A: Vonage is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have retained Georgeson Inc. at an estimated cost of $7,000, plus expenses, to assist in the solicitation of proxies.
Q: What is the deadline to propose actions for consideration at the 2017 annual meeting of stockholders or to nominate individuals to serve as directors?
A: You may submit proposals, including director nominations, for consideration at future stockholder meetings.
Stockholder Proposals: Any stockholder proposals (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders called for a date between May 4, 2017 and July 3, 2017 and to be considered for inclusion in our proxy materials must be received by December 26, 2016 and must comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded from our proxy materials. Proposals should be addressed to:
Vonage Holdings Corp.
Attn: Corporate Secretary
23 Main Street
Holmdel, NJ 07733
For a stockholder proposal (other than proposals to nominate directors) intended to be presented at an annual meeting of stockholders that is not intended to be included in Vonage's proxy statement under Rule 14a-8, the stockholder must (1) provide the information required by Section 1.11 of our bylaws and (2) give timely notice to the Corporate Secretary of Vonage in accordance with our bylaws, which, in general, require that the notice be received by the Corporate Secretary of Vonage:

•	not earlier than February 3, 2017, and

•	not later than March 5, 2017.
Nomination of Director Candidates: You may propose director candidates for consideration by the board of directors' nominating and governance committee. Any such recommendations should include the nominee's name and qualifications for board of directors membership and should be directed to the Corporate Secretary of Vonage at the address of our principal executive offices set forth above. For additional information regarding stockholder recommendations for director candidates, see “Corporate Governance—Director Nomination Process” below in this proxy statement.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must provide the information required by Section 1.10 of our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement under Rule 14a-8.
Copy of Bylaw Provisions: You may contact our Corporate Secretary at Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733 for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE
Our board of directors believes that good corporate governance is important to ensure that Vonage is managed for the long-term benefit of stockholders. This section describes key corporate governance principles and practices that our board has adopted. Complete copies of our governance principles, committee charters, code of conduct, and finance code of ethics are available on the Corporate Governance section of our website at www.vonage.com/corporate/corp_index.php. Alternatively, you may request a copy of any of these documents by writing to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.
2015 Corporate Governance Actions
We are committed to good corporate governance practices. Our nominating and governance committee and board of directors review our corporate governance practices and market trends on an ongoing basis in order to ensure proper functioning of the board and management. During 2015, we took the following actions that we believe enhance our corporate governance to the benefit of our stockholders:

•
Adoption of Majority Voting - Our board amended our by-laws to require majority voting in connection with uncontested director elections and also approved amendments to our governance principles to implement a director resignation policy. See "Proposal No. 1 - Election of Directors" for additional information.

•
Stock Ownership Guidelines - In April 2015, our board of directors adopted revised stock ownership guidelines that increased the level of ownership required to be held by our named executive officers, and certain other covered executives. Our revised stock ownership guidelines require that our CEO maintain a stock ownership level equal to 5.0x base salary and that our other NEOs maintain a stock ownership level equal to 3.0x base salary.

•
Code of Conduct - We implemented a comprehensive new code of conduct applicable to all our directors, officers, and employees. The new code is a reflection of our Statement of Values, which reflects our ongoing strategic transformation:

Our Mission Statement:
Vonage transforms how people connect
by challenging the status quo and finding a better way

Our Values
One Vonage, Indivisible.
We are a single organization of diverse people and perspectives. We succeed when we embrace debate, yet we act as one.
Before Us, The Customer.
Our success depends on understanding our customers and making great stuff that they want and value.
Without them, there is no us.
Innovate Relentlessly.
As a technology company, our one constant is change. We embrace change, think big and never settle.
Excellence, Served Daily.
Good simply isn’t good enough. Success tomorrow depends on outstanding execution today.
Do The Right Thing.
Every decision and action is an opportunity to demonstrate our collective integrity. We will not tolerate unethical behavior. We respect people. We embrace diversity. We give back to the community as exemplary corporate citizens.
Be Accountable.
Act like a business owner. Do what’s necessary, not what’s asked. Drive the results that matter for our customers, each other and our shareholders.

Governance Principles
Our board of directors has adopted governance principles to assist in the exercise of its duties and responsibilities and to serve the best interests of Vonage and our stockholders. These principles, which provide a framework for the conduct of the board's business, provide that:

•	the board's principal responsibility is to oversee the management of Vonage to assure that the best interests of the company and its stockholders are being served;

•	a majority of the members of our board shall be independent directors;

•	the non-management directors meet regularly in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are encouraged to participate in continuing director education on an ongoing basis; and

•	annually our board and its committees will conduct a self-evaluation to assess whether they are functioning effectively and efficiently.

Board Leadership Structure
The following section describes our board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.
Our board of directors is currently composed of eight independent directors, and Mr. Masarek, our Chief Executive Officer. On March 30, 2016, David C. Nagel, a director since 2010, and Margaret M. Smyth, a director since 2012, each notified us of their decision not to stand for re-election at the 2016 annual meeting of stockholders. Upon the departure of Dr. Nagel and Ms. Smyth, the board of directors will be composed of six independent directors, and Mr. Masarek, our Chief Executive Officer. Our board of directors has established audit, compensation and nominating and governance committees. Each of the board committees is composed solely of independent directors, each with a different independent director serving as committee chair.
As permitted by our governance principles, our board of directors has designated one of the independent directors as Lead Independent Director. Our Lead Independent Director (i) has the responsibility to schedule and prepare agendas for and to chair meetings of non-management or independent directors, (ii) presides at all meetings of the board at which our Chairman of the Board is not present, (iii) coordinates with our Chairman of the Board and our Chief Executive Officer, and other directors, to determine the frequency and length of board meetings, and coordinates with our Chairman of the Board and our Chief Executive Officer to set the agenda for each board meeting, (iv) facilitates communication between our Chairman of the Board and our Chief Executive Officer and the other directors (however, directors are free to, and do, routinely communicate directly with our Chairman of the Board and our Chief Executive Officer), (v) causes the dissemination of information to the other members of our board, (vi) raises issues on behalf of the non-management or independent directors when appropriate, (vii) has the authority to call meetings of non-management or independent directors, (viii) speaks on behalf of the independent directors when necessary, (ix) discusses board and committee evaluations with the nominating and governance committee, (x) conducts evaluations of our Chief Executive Officer and other executive officers in coordination with the compensation committee, and (xi) coordinates with our Chairman of the Board and our Chief Executive Officer to monitor communications from stockholders and other interested parties. John Roberts, a director since 2004 was appointed as our Lead Independent Director in February 2015.
Our governance principles provide that our board of directors may fill the roles of Chairman of the Board and Chief Executive Officer based upon what is in the best interests of Vonage and its stockholders at any point in time. In July 2008, our board of directors first determined that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons.  With the appointment of Mr. Masarek, our board of directors has elected to continue the separation in order to retain the benefit of Mr. Citron's institutional knowledge as Chairman while retaining our Lead Independent Director to maintain an appropriate level of checks and balances in our governance and allowing our board of directors to function effectively. Our governance principles provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate.
Our nominating and governance committee oversees annually a self-evaluation by our board of directors of its performance during the prior year. As part of this process our nominating and governance committee will conduct an evaluation to review the progress and effectiveness of our board of directors and its committees, and submits comments to the Lead Independent Director. Following discussion with the Lead Independent Director, our nominating and governance committee reports back to our board of directors, and the full board of directors will consider and discuss the committee's report, including assessing whether the current leadership structure continues to be appropriate for Vonage and its stockholders. For 2016, the board is implementing a director peer review process in order to ensure that we have the right mix of skills and experience on the board, and to ensure the appropriate level of performance.
Risk Management and Role of the Board in Risk Oversight
Our Chief Executive Officer reports directly to our board of directors and is responsible for the day-to-day management of our company, including how the company addresses risk. Our Chief Financial Officer is responsible for day-to-day financial risk management under the direction of our Chief Executive Officer. Management has implemented an enterprise risk management process to identify, assess, and manage the most significant risks facing us and conducts risk assessments of our business periodically. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk. Our senior leadership team, functional heads, and other managers are surveyed and/or interviewed to develop this information. The enterprise risk management process is led by our Chief Legal Officer, who reports to our Chief Executive Officer, and our Vice President, Internal Audit, who reports directly to our audit committee. In 2015, our Chief Legal Officer and Vice President, Internal Audit, along with our Senior Vice President Network Operations, provided regular status updates on our enterprise risk management process and related activities to our audit committee.
Our board of directors is involved in oversight of Vonage's risk assessment and monitoring processes, which it achieves primarily through the work of committees of the board. Management reviews significant risks with our board of directors throughout the year, as necessary and/or appropriate, and conducts a formal review of its assessment and management of the most significant risks with our board of directors on a periodic basis. Our audit committee has oversight responsibility to review management's risk assessment and risk management policies, including the policies and guidelines used by management to identify, monitor and manage our exposure to risk. Our audit committee reviews and discusses with our management, our outside auditor and our internal auditors the material risks facing Vonage and our management's plans to manage the risks identified as a result of the enterprise risk management process and reports on its review to the full board of directors. Our compensation committee reviews risks arising from our compensation policies and practices and reports on its review to the full board of directors.
Board Determination of Independence
Under applicable New York Stock Exchange rules, a director will only qualify as “independent” if our board affirmatively determines that he or she has no material relationship with Vonage (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board has established guidelines to assist it in determining whether a director has such a material relationship. The guidelines are included in our governance principles, which are available on our website as discussed above. Under these guidelines, a director is not considered to have a material relationship with Vonage if he or she is independent under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and provided he or she:

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is not an executive officer of another company which is indebted to Vonage, or to which Vonage is indebted, where the total amount of either company's indebtedness to the other is more than 1% of the total consolidated assets of the company for which he or she serves as an executive officer; and

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does not serve as an officer, director or trustee of a tax exempt organization, where Vonage's discretionary contributions to such organization are more than the greater of $1 million or 2% of that organization's consolidated gross revenues. Vonage's automatic matching of employee charitable contributions will not be included in the amount of Vonage's contributions for this purpose.

In addition, ownership of a significant amount of our stock, by itself, does not constitute a material relationship.
For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other independent members of our board.
Our board has determined that Jeffrey Citron, Naveen Chopra, Stephen Fisher, Carolyn Katz, David C. Nagel, John J. Roberts, Margaret M. Smyth, and Carl Sparks meet the categorical standards described above, that none of these directors has a material relationship with Vonage and that each of these directors is “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. None of the directors determined to be independent engaged in any related person transactions with the company. In making its determination that Mr. Citron is “independent”, our board considered the fact that the company provided health insurance and medical care payments to Mr. Citron in the amount of $21,988 in 2013, $23,647 in 2014, and $25,330 in 2015. Our board also determined that Morton David and Michael A. Krupka, during their respective tenures as director, met the categorical standards described above, did not have a material relationship with Vonage and was “independent” as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual. Mr. Krupka resigned from our board of directors effective on February 16, 2015. Mr. David did not stand for re-election in 2015 and completed his term on June 3, 2015.
In addition, in the case of all members of the compensation committee, our board has considered the independence criteria set forth in the rules of the New York Stock Exchange that are specifically applicable to compensation committee members.
Board Meetings and Attendance
Our board met 9 times during 2015. During 2015, each current director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.
Director Attendance at Annual Meeting of Stockholders
Our governance principles provide that directors are encouraged to attend the annual meeting of stockholders. All of our directors then serving on our board attended the 2015 annual meeting of stockholders.
Director Retirement Age
Our governance principles do not establish an age limit for serving as a director. However, the governance principles provide that upon reaching the age of 72 years, a director must submit to our board of directors a letter of resignation to be effective at the next meeting of stockholders held for the election of directors. In each instance, our board of directors will accept the letter of resignation unless our nominating and governance committee determines otherwise. In making such determination, our nominating and governance committee balances the benefits of a director's contributions and continuity against the benefits of having a fresh viewpoint from a new director and such other factors as our board of directors or the nominating and governance committee may consider appropriate.

Directors Changing Their Present Job Responsibilities
Our governance principles require directors who substantially change their present job responsibilities to tender their resignation to the Chairman of the Board, who must refer it to our nominating and governance committee for review. Our board of directors, upon the recommendation of the nominating and governance committee, determines whether to accept the resignation. In cases in which a director is uncertain as to whether he or she ought to tender his or her resignation, our board of directors expects such director to consult with the chairman of the nominating and governance committee. The nominating and governance committee shall consider a director's other job responsibilities in its deliberations concerning directors' standing for re-election.
Transactions with Related Persons
Policies and Procedures for Related Person Transactions
Our board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Vonage is or will be a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved or ratified by the board's audit committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion after considering the factors set forth below, as appropriate, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the material terms of the transaction and the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person's interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

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any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may impose any conditions on the related person transaction it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions requiring approval or ratification for purposes of this policy:

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interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of Vonage's annual gross revenues; and

•	a transaction that is specifically contemplated by provisions of Vonage's certificate of incorporation or bylaws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.
Related Person Transaction During 2015
The company did not participate in any related persons transactions during 2015.
Board Committees
Our board has established audit, compensation, and nominating and governance committees, each of which operates under a charter that has been approved by our board. Current copies of each committee's charter are posted on the Corporate Governance section of our website at http://ir.vonage.com/.
Our board has determined that all of the members of each of these committees are independent as defined under the rules of the New York Stock Exchange, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.
The following table shows the Directors who are currently members or chairperson of each of the standing Board Committees and the number of meetings each committee held in 2015.

Director		Audit Committee	Compensation Committee	Nominating and Governance Committee
Naveen Chopra	I		☑
Jeffrey Citron	* I
Stephen Fisher	I		☑
Carolyn Katz	I	☑	☑ C
Alan Masarek
David C. Nagel (1)	I			☑
John J. Roberts	LD I	☑ C
Margaret M. Smyth (1)	I	☑		☑
Carl Sparks	I			☑ C
Number of Meetings in 2015		5	5	5
(1) Not standing for re-election in 2016.
* - Chairman of the Board
LD - Lead Independent Director
I - Independent
C - Chairperson
☑ - Member
Audit Committee
The audit committee's responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work and evaluating the performance of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting and disclosure controls and procedures;

•	overseeing our internal audit function;

•	reviewing management's risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm;

•	establishing procedures for the receipt, retention, confidential treatment, and investigation of accounting or auditing related complaints and concerns;

•	meeting independently with our internal auditing staff, independent registered public accounting firm and management;

•	overseeing compliance by the company with applicable laws and regulations;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included below in this proxy statement.
The members of our audit committee are Mr. Roberts (Chairman), Ms. Katz, and Ms. Smyth. Each member of our audit committee meets the standards for financial literacy for companies listed on the New York Stock Exchange. In addition, our board of directors has determined that Mr. Roberts, Ms. Katz and Ms. Smyth, each of whom is independent under applicable rules governing independence of audit committee members, are each also an “Audit Committee Financial Expert” as defined by applicable SEC rules. No member of our audit committee currently serves on the audit committees of more than three public companies, except for Mr. Roberts, who serves on three audit committees in addition to ours. Our board of directors has determined that Mr. Roberts' service on those other committees does not impair his ability to effectively serve on our audit committee.
Compensation Committee
The compensation committee's responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executives;

•	determining, along with our other independent directors, compensation for our chief executive officer;

•	reviewing and approving the compensation of our other executive officers;

•	reviewing risks arising from our compensation policies and practices;

•	overseeing and administering our cash and equity incentive plans;

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appointing, approving the compensation of, assessing the independence of, and overseeing the work of any compensation consultant, independent legal counsel or other advisor retained by the compensation committee;

•	monitoring compliance of executive officers with our stock ownership policy;

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reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included below in this proxy statement and considering the results of the most recent stockholder advisory vote on executive compensation; and

•	preparing the compensation committee report required by SEC rules, which is included below in this proxy statement.
Independent Compensation Advisor
The compensation committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter. The compensation committee has engaged and utilizes the services of an independent compensation consultant, Meridian Compensation Partners, LLC, to advise the committee in connection with its oversight of our compensation program. The compensation consultant attends meetings of the compensation committee as requested and also communicates with the compensation committee outside of meetings. The compensation consultant reports to the compensation committee rather than to management, although the compensation consultant may meet with management from time to time for purposes of gathering information on proposals that management may make to the compensation committee, at the request of the compensation committee. The compensation committee is free to replace the compensation consultant or hire additional consultants at any time. The compensation consultant does not provide services to management. In selecting its compensation consultant the compensation committee considered factors relevant to the consultant's independence, including the factors set forth in applicable rules of the New York Stock Exchange, and determined that the services provided by Meridian in 2015 did not raise any conflicts of interest. The processes and procedures followed by our compensation committee in considering and determining executive compensation are described below under the heading “Compensation Discussion and Analysis.”
Our management, aided by our human resources and finance departments, and eConsultingNetwork, a compensation consultant retained by management, provided statistical data and survey information to the compensation committee to assist it in determining 2015 compensation levels. The compensation committee considered various factors, including the factors set forth in SEC rules, and determined that the services provided by eConsultingNetwork in 2015 did not raise any conflicts of interest. While the compensation committee utilized this information and valued management's observations with regard to compensation, the ultimate decisions regarding executive compensation were made by the compensation committee in consultation with the committee's own compensation consultant.

Compensation committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also other board members, our chief executive officer, chief financial officer, chief legal officer, and a representative from our human resources department.
The members of our compensation committee are Ms. Katz (Chairwoman), Mr. Chopra, and Mr. Fisher. Mr. Krupka served on our compensation committee until February 16, 2015 when he ceased to be a director. Mr. David served on our compensation committee until June 3, 2015 when he ceased to be a director.
Nominating and Governance Committee
The nominating and governance committee's responsibilities include:

•	identifying individuals qualified to become board members;

•	recommending to our board the persons to be nominated for election as directors and to each of the board's committees;

•	making recommendations to our board on the size of and criteria for membership on the board and board committees;

•	reviewing and making recommendations to the board with respect to the compensation of non-executive directors;

•	developing and recommending governance principles to the board;

•	reviewing our disclosures regarding the specific experience, qualifications, attributes or skills that led to the conclusion that each director and nominee should serve as a director;

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reviewing the board's leadership structure in light of our specific characteristics and circumstances and recommending change, if any, to the board for approval, and reviewing our disclosure regarding board leadership structure; and

•	overseeing an annual self-evaluation of the board and its committees.
An independent compensation consultant, Meridian Compensation Partners, LLC, advised the committee in connection with reviewing the compensation of non-executive directors during 2015. The processes and procedures followed by the nominating and governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
The members of our nominating and governance committee are Mr. Sparks (Chairman), Dr. Nagel and Ms. Smyth.
Director Nomination Process
In recruiting and selecting director candidates, our nominating and governance committee considers various factors, including the experience and expertise of existing board members and the alignment of candidates' abilities and qualifications with the long-term strategic direction of the company and the qualities described under the heading “Board Composition and Nominees.” To identify director candidates, our nominating and governance committee makes requests to board members and others for recommendations and uses the services of third-party search firms. The committee meets from time to time to evaluate biographical information and background material relating to potential candidates and sets up interviews of selected candidates by members of the committee and the board.
Stockholders may recommend individuals to our nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating and governance committee, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the annual meeting at which it is proposed that the candidate be elected to the board.

Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the committee or the board, by following the procedures set forth under “Questions And Answers About The Proxy Materials And The Annual Meeting—What is the deadline to propose actions for consideration at the 2017 annual meeting of stockholders or to nominate individuals to serve as directors?” Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in our proxy card for the next annual meeting.
Communicating with the Board of Directors or our Independent Directors
Our board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Communications are forwarded to all directors if they relate to important substantive matters or include suggestions or comments that the Lead Independent Director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we receive repetitive or duplicative communications.
Stockholders who wish to send communications to our Lead Independent Director or the independent directors as a group or the board should address such communications to such directors or the board of directors, Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733.
Codes of Conduct
We have adopted a code of conduct applicable to all our directors, officers, and employees and a finance code of ethics applicable to our chief financial officer and employees in our finance organization. The code of conduct and the finance code of ethics are posted in the Corporate Governance section of our website, www.vonage.com/corporate/corp_index.php. We will provide you with printed copies of our codes free of charge on written request to Vonage Holdings Corp., Attn: Corporate Secretary, 23 Main Street, Holmdel, NJ 07733. We intend to disclose any waivers from provisions of our codes that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or any person performing similar functions, as well as amendments to our code(s) that are required to be disclosed under SEC rules, on the Corporate Governance section of our website promptly following the date of such amendment or waiver.
Audit Committee Report
In the performance of its oversight responsibilities, the audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2015 and the evaluation of our internal control over financial reporting as of that date, and has discussed them with our management and our independent registered public accounting firm.
The audit committee has also received from, and discussed with, our independent registered public accounting firm various matters that are required to be discussed under Public Company Accounting Oversight Board standards.
The audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
By the Audit Committee of the Board of Directors of Vonage Holdings Corp.
John J. Roberts, Chairman
Carolyn Katz
Margaret M. Smyth
Compensation Committee Interlocks and Insider Participation
During 2015, the members of our compensation committee were Ms. Katz (Chairwoman), Mr. Chopra, and Mr. Fisher. Mr. Krupka served on our compensation committee until February 16, 2015 when he ceased to be a director. Mr. David served on our compensation committee until June 3, 2015 when he ceased to be a director.
None of the members of our compensation committee was at any time in 2015, or formerly, an officer or employee of Vonage, and none of the members of our compensation committee had any relationship with Vonage requiring disclosure as a related person transaction under Item 404 of Regulation S-K. See “Transactions with Related Persons.” During 2015, none of our executive officers served as a member of the compensation committee or board of directors of any entity that had one or more executive officers that served on our compensation committee or board of directors.
Impact of Compensation Policies on Risk Management
Our compensation committee, with the assistance of its independent compensation consultant, reviewed our compensation policies and practices for our employees, including executive officers, and determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. Our compensation committee noted several aspects of the design of our compensation program that reduce the likelihood of excessive risk-taking:

•	The program provides a balanced mix of cash and equity, and annual and longer-term incentives.

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We set varied performance goals that we believe are reasonable in light of corporate strategy, past performance, future projections, market conditions, analyst expectations, and our debt covenants. These performance goals encourage a balanced emphasis on growth, profitability, and operational performance. If management overemphasized any single metric, possibly increasing risk to our long-term performance, it would likely be at the expense of other metrics resulting in reduced compensation. This balanced approach helps mitigate risk and drive long-term performance.

•	Performance goals are team oriented rather than individually focused, and tied to measurable factors that are both transparent to stockholders and drivers of their returns.

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Assuming we achieve at least a minimum level of performance, payouts under our incentive plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Maximum payout levels for bonuses based upon performance are capped (on each measure and overall).

•	Our compensation committee has discretion to adjust bonus payouts, including making downward adjustments.

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We use a mix of performance-based and time-based restricted stock units. We use restricted stock units for equity awards in part because they retain value even in a depressed market so that executives are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Performance-based restricted stock units also act to better align the interests of our NEOs with those of our stockholders.

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Under our Incentive Compensation Recovery Policy the compensation committee may recoup incentive compensation, including improper gains from the sale or disposition of vested equity awards, in the event of a material restatement of the company's financial results (other than as a result of a change in accounting rules, principles or interpretations) caused or substantially caused by the misconduct of a covered officer (including our NEOs).

•	Multi-year ratable vesting of equity awards limits employee ability to benefit from short-term risky behavior and encourages long-term decision making and value creation.

•	Under our stock ownership guidelines, each named executive officer is required to own a number of shares of company common stock having a value equal to a multiple of his or her base salary.

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Our securities trading compliance policy prohibits all directors and employees from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities, including short selling techniques, “sales against the box”, puts, calls and other derivative securities, prepaid variable forwards, equity swaps, collars, exchange funds and forward sale contracts.

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Our securities trading compliance policy prohibits all directors and employees from, directly or indirectly, pledging a significant amount of Vonage securities, including the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default.

Compensation Committee Report
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on the foregoing review and discussion, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.
By the Compensation Committee of the Board of Directors of Vonage Holdings Corp.
Carolyn Katz, Chairwoman
Naveen Chopra
Stephen Fisher

EXECUTIVE OFFICERS
Set forth below is certain information concerning our executive officers. Biographical information for Mr. Masarek is included under “Proposal No. 1—Election of Directors.”
David T. Pearson, Chief Financial Officer and Treasurer. Mr. Pearson, age 50, joined Vonage as Chief Financial Officer and Treasurer effective May 1, 2013, and is responsible for all finance and treasury functions. Mr. Pearson joined the company from Deutsche Bank Securities, where he spent over nine years as a Managing Director and was Global Media & Telecom Group Head. Prior to joining Deutsche Bank, he worked at Goldman, Sachs & Co. for nine years, leaving as a Managing Director in the firm's Technology, Media & Telecommunications practice. While at Goldman, he focused on advising major telecommunications and wireless providers and also advised on cable, broadcasting and technology transactions. Mr. Pearson started his career as a consultant at Coopers & Lybrand, where he worked on strategy, business process re-engineering and emerging market privatization projects, all within the global telecommunications industry.
Joseph M. Redling, Chief Operating Officer. Mr. Redling, age 57, has been our Chief Operating Officer since January 2015. He joined Vonage in December 2013 as President of Consumer Services - U.S. and Canada, at which time Mr. Redling resigned from our board of directors. Prior to Vonage Mr. Redling was President and Chief Executive Officer of NutriSystem, Inc., a weight loss company, from May 2008 to November 2012, and served as Chairman of that company's board of directors until April 2012. Prior to joining NutriSystem, Mr. Redling held a number of executive positions at AOL from 1999 to 2007, including Chief Marketing Officer; President of AOL Access; President of AOL Paid Services and Customer Management; and Chief Executive Officer of AOL International. Mr. Redling also has held operating and marketing executive positions at other major corporations, including Time Warner.
Clark Peterson, President, Enterprise. Mr. Peterson, age 54, has been our President, Enterprise, since January 2016. Mr. Peterson joined us in December 2014 in connection with our acquisition of Telesphere Networks Ltd. Before joining Telesphere in late 2006, Mr. Peterson was President of Major Markets at Clearwire. During his tenure, Clearwire launched into 28 markets, grew to over 800 employees, acquired 88,000 customers, and conducted its initial public offering. Prior to Clearwire, Mr. Peterson served as President of XO Communications’ largest region.  Mr. Peterson has also held senior management positions in the wireless industry, including Director of Sales and Marketing at AT&T Wireless Services, Director at McCaw Revenue Development, and Product Director for McCaw Cellular Communications/Cellular One.
Kurt M. Rogers, Chief Legal Officer and Secretary. Mr. Rogers, age 44, joined us as Chief Legal Officer and Secretary in July 2009, and is responsible for all legal, intellectual property, regulatory, and compliance matters. Mr. Rogers also heads Vonage's enterprise risk management and business continuity programs. Prior to joining us, he was a partner at the law firm of Bingham McCutchen LLP from August 2008 to July 2009 with a focus on litigating patents, trade secrets, copyrights, and trademarks. Prior to that he was an attorney at the law firm of Latham & Watkins LLP from April 2000 to August 2008, most recently as a partner.
Pablo Calamera, Chief Technology Officer. Mr. Calamera, age 53, joined Vonage as Chief Technology Officer in October 2014, leading our Technology organization. Mr. Calamera is responsible for leading the company's technology vision, architecture and design, overseeing all aspects of technology development, including new products, enabling technologies, and research and development. Mr. Calamera came to Vonage from Clear Channel Digital where he was Chief Technology Officer since October 2011, overseeing all technology initiatives related to iHeartRadio. Prior to joining Clear Channel, Mr. Calamera was Chief Technology Officer at Thumbplay from March 2010, responsible for all technology initiatives including Thumbplay Music, a cloud-based service. Earlier, he was a director at Apple, Inc., where he helped grow the .Mac service and subsequently built, launched and expanded MobileMe, a highly visible, mass scale consumer service targeted toward users of Apple devices. Mr. Calamera has also held senior technology roles at Microsoft and AT&T Labs.
Omar Javaid, Chief Product Officer. Mr. Javaid, age 44, joined us in August 2015 as Chief Product Officer. Mr. Javaid has more than 20 years of experience creating award-winning products in the technology industry with a focus on telecommunications, media and web product development. He joined Vonage from Rovi Corporation, a cloud-based entertainment discovery company, where he was Senior Vice President and General Manager of Discovery and Cloud Platforms since June 2014.  Prior to Rovi, Mr. Javaid held positions as Vice President and General Manager of Commercial Mobility, and Vice President of Product Management and Marketing for Hewlett-Packard. He has also held executive positions at Motorola Mobility and Qualcomm, Inc.  An entrepreneur, Mr. Javaid founded and led two successful technology startups.
Graham McGonigal, Chief Network Officer. Mr. McGonigal, age 58, joined us as Senior Vice President of Network Operations in February 2012 and has been our Chief Network Operations Officer since December 2015. Mr. McGonigal has more than 30 years of technical experience and has held senior leadership roles within AT&T, Cingular Wireless and Bellsouth. From September 2007 to January 2012, Mr. McGonigal was the Chief Operations Officer at nsoro MasTec LLC, a professional services company serving the telecommunications industry. At AT&T Mobility, Mr. McGonigal led the national data and service delivery networks and created highly competitive wireless data networks. He has successfully launched many data products and services. He possesses a broad engineering, operations and quality background.
Susan Quackenbush, Chief Human Resources Officer. Ms. Quackenbush, age 51, joined us in November 2015 as Chief Human Resources Officer. Ms. Quackenbush has 26 years of experience, spending 18 years in human resources and eight years in corporate finance. She joined Vonage from Presidio, Inc., where she served as Chief Human Resources Officer. Prior to that, Ms. Quackenbush was Vice President of Human Resources at DMG Information & Events. Earlier, she was Head of Human Resources, Global Banking & Financial Markets, for BT (British Telecommunications). Ms. Quackenbush has also held executive roles at Thomson Reuters, R.H. Donnelley, Honeywell and Ford Motor Company.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
Our board of directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Class I, Class II, and Class III directors were elected to serve until the annual meetings of stockholders to be held in 2016, 2017, and 2018, respectively, and until their respective successors are elected and qualified. Our board of directors currently consists of the following nine members:

Class	Name	Term Expiration	Nominated for Election
	Alan Masarek	2016	☑
I	David C. Nagel	2016
	Margaret M. Smyth	2016

	Carolyn Katz	2017
II	John J. Roberts	2017
	Carl Sparks	2017

	Jeffrey A. Citron	2018
III	Naveen Chopra	2018
	Stephen Fisher	2018

As discussed more fully under “Corporate Governance—Board Determination of Independence,” our board has determined that each of Jeffrey Citron, Naveen Chopra, Stephen Fisher, Carolyn Katz, David C. Nagel, John J. Roberts, Margaret M. Smyth, and Carl Sparks is “independent” under New York Stock Exchange rules.
On March 30, 2016, David C. Nagel, a director since 2010, and Margaret M. Smyth, a director since 2012, each notified us of their decision not to stand for re-election at the 2016 annual meeting of stockholders. Neither Dr. Nagel's nor Ms. Smyth’s decision resulted from any disagreement with the company. Ms. Smyth indicated that her expanded responsibilities at her current executive position precluded her continued membership on our board. The company thanks Dr. Nagel and Ms. Smyth for their years of leadership on the Board and valuable contributions to the company.
In light of these decisions, and after careful consideration of the organization and function of the Board, including NYSE listing standards regarding board class structure, the Board determined to assign Mr. Masarek to Class I and nominate him for election at the 2016 Annual Meeting for a term expiring in 2019.
No director, director nominee, or associate of any director or director nominee, is a party adverse to us or any of our subsidiaries in any material proceeding or has any material interest adverse to us or any of our subsidiaries. No director, director nominee or executive officer is related by blood, marriage or adoption to any other director or executive officer.

Majority Voting and Director Resignation Policy
On December 10, 2015, our board approved amendments to our by-laws to implement a majority voting standard. Our by-laws previously had provided for a plurality vote standard in director elections. Beginning with the 2016 annual meeting, directors are elected by a majority of the votes cast in elections for which the number of nominees for election does not exceed the number of directors to be elected.  A plurality vote standard will continue to apply to contested elections where the number of nominees exceeds the number of directors to be elected.
In connection with the adoption of majority voting, the board also approved amendments to the company’s Governance Principles to implement a director resignation policy. Under the policy, any incumbent director who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation within 10 days of the certification of the relevant election results. The nominating and governance committee will make a recommendation to the board whether to accept or reject the resignation, or whether other action should be taken; the board will act on the nominating and governance committee’s recommendation and will disclose the action it has taken and its rationale within 90 days of the certification of the relevant election results.

Board Composition and Nominees
We believe that each member of our board of directors should possess certain qualities, including ethical character, sound judgment, and demonstrated business acumen. In addition, board members should be familiar with our business and industry, be able to work harmoniously, be free of conflicts of interest, be willing to devote sufficient time to satisfy obligations as a director, and be willing to act in the long-term interests of all stockholders. While we do not have a formal diversity policy, we seek to have directors representing a range of experiences, qualifications, skills, and backgrounds relevant to our activities. Our nominating and governance committee has made board diversity a priority in its evaluation of director candidates, expanding the diversity of our board of directors in recent years.

The persons named in the enclosed proxy card will vote to elect each of the following nominees as a director, unless the proxy is marked otherwise. Each nominee has indicated a willingness to serve as a director, if elected. If any nominee becomes unable or unwilling to serve, the proxies may be voted for substitute nominees selected by our board of directors.
Nominees for Terms Expiring in 2019 (Class I Directors)
Alan Masarek, age 55, has been our Chief Executive Officer and a director since November 2014. Mr. Masarek joined Vonage from Google, Inc., where he was Director, Chrome & Apps. Prior to joining Google in 2012, Mr. Masarek was the Co-Founder of Quickoffice, Inc. and served as Chief Executive Officer from July 2007 until June 2012, when Quickoffice was acquired by Google. Mr. Masarek also served as Co-Founder, Chairman and Chief Executive Officer of AdOutlet, Inc. from April 1999 to September 2001. Previously, he held senior leadership roles, including President, at Advanced Health Corp. from September 1995 to March 1999. Mr. Masarek is a graduate of the University of Georgia and Harvard Business School.
Mr. Masarek brings to our board of directors extensive business leadership, with more than 20 years of C-level experience at technology-centric companies that span corporate, venture and entrepreneurial settings. He brings to the board strong leadership qualities, corporate development experience, deep experience in technological innovation, and a proven ability to develop breakthrough products and services that drive profitable growth.
Directors Whose Terms Expire in 2016 and are not Standing for Re-election (Class I Directors)
David C. Nagel, age 70, joined our board of directors in August 2010. From December 2001 until his retirement in May 2005, Dr. Nagel served as the President, Chief Executive Officer, and a director of PalmSource, Inc., a provider of operating system software platforms for smart mobile devices. From September 2001 to December 2001, he was Chief Executive Officer of the Platform Solutions Group at Palm, Inc., a provider of mobile computing solutions. Prior to joining Palm, from April 1996 to September 2001, Dr. Nagel was Chief Technology Officer of AT&T Corp., a communications service provider, President of AT&T Labs, a corporate research and development unit of AT&T, and Chief Technology Officer of Concert, a partnership between AT&T and British Telecom. Earlier in his career, Dr. Nagel was senior vice president at Apple Computer where he led the worldwide research and development group responsible for Mac OS software, Macintosh hardware, imaging and other peripheral products development. Before joining Apple, Dr. Nagel was head of NASA human factors research at NASA's Ames Research Center. Dr. Nagel currently serves on the board of directors of Align Technology, Inc.
Dr. Nagel has extensive experience and insight in research and development and network communications technologies that is relevant to our continuing focus on the development of new products and services. Dr. Nagel also provides insight as we continue to enhance our product development and intellectual property strategies.
Margaret M. Smyth, age 52, joined our board of directors in September 2012. Ms. Smyth serves as Chief Financial Officer, National Grid US. Previously, Ms. Smyth was Vice President of Finance at Con Edison from August 2012 through September 2014. Prior to that, Ms. Smyth served as Vice President and Chief Financial Officer of Hamilton Sundstrand, which is part of United Technologies Corp., a provider of products and services to the aerospace and building systems industries, from October 2010 to June 2011. Prior to that, she served as Vice President and Corporate Controller of United Technologies Corp. from August 2007 to September 2010 and Vice President and Chief Accounting Officer of 3M

Corporation from April 2005 to August 2007. Ms. Smyth has previously held financial leadership positions at two public accounting firms, Deloitte & Touche and Arthur Andersen.
As a result of her business experience and strong accounting background, including experience in public company accounting, risk management, and disclosure, Ms. Smyth has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations and brings to our board of directors a strong financial and accounting background combined with a seasoned strategic perspective. Her guidance on financial and strategic matters is a valuable addition to our pursuit of our corporate and capital allocation strategies.

Directors Whose Terms Expire in 2017 (Class II Directors)
Carolyn Katz, age 54, joined our board of directors in January 2014. Ms. Katz is the executive chair of Author & Company, a digital publisher, a role in which she has served since 2012. Previously, from May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From June 1984 to April 2000, Ms. Katz was employed by Goldman, Sachs & Co., most recently as a managing director and co-head of Emerging Communications. Ms. Katz has served on the board of directors of American Tower Corporation, a provider of wireless and broadcast communications infrastructure since 2004, and on the board of directors of NII Holdings, Inc., a multinational cellular telecommunications company since 2002.
Ms. Katz brings more than 20 years of experience in technology and telecommunications to the Vonage Board, including deep experience helping communications companies with corporate development, international expansion and emerging technologies. In addition, Ms. Katz has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations, and provides guidance and perspective on financial and strategic matters.
John J. Roberts, age 71, joined our board of directors in August 2004 and has served as our Lead Independent Director since February 2015. Mr. Roberts served as Global Managing Partner for PricewaterhouseCoopers LLP, a provider of assurance, tax, and advisory services, from 1998 until his retirement in June 2002. From 1994 to 1998, Mr. Roberts served as Chief Operating Officer of Coopers & Lybrand, which merged with Price Waterhouse in 1998. He currently serves on the boards of directors and audit committees of Armstrong World Industries, Inc. and Safeguard Scientifics, Inc. and the board of trustees and audit committee of the Pennsylvania Real Estate Investment Trust. He is a Member of the American Institute of Certified Public Accountants.
As a result of his roles at PricewaterhouseCoopers LLP and its predecessors, Mr. Roberts, chairman of our audit committee, has experience in public company accounting, risk management, disclosure, and financial system management and has been determined to be an “Audit Committee Financial Expert” under the SEC's rules and regulations. He also has extensive public company board experience (including specific experience on audit committees). Mr. Roberts brings this experience to his role as our Lead Independent Director.
Carl Sparks, age 48, joined our board of directors in February 2011. Mr. Sparks is the Chief Executive Officer and a member of the board of directors of Academic Partnerships, a Dallas, Texas based online service provider for higher education globally, a role in which he has served since April 2016. From April 2011 through April 2014, Mr. Sparks served as the Chief Executive Officer of Travelocity Global, a leading company in online travel, and a division of Sabre Inc. Prior to joining Travelocity, he served as President of Gilt Groupe, an members-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Earlier in his career, Mr. Sparks served as Vice President of Direct Business and Brand at Capital One Financial Corp., and also served in senior marketing and strategy roles at Guinness & Co., PepsiCo Inc., and The Boston Consulting Group. He currently serves on the board of directors of Dunkin' Brands Group, Inc.
Mr. Sparks has senior leadership, product development, operations, and digital marketing experience in high-growth companies maintaining a strong online sales presence. He also has significant international business and brand marketing expertise in consumer products and services.

Directors Whose Terms Expire in 2018 (Class III Directors)
Jeffrey A. Citron, age 45, has been the Chairman of our board of directors since January 2001. Mr. Citron was also our Chief Executive Officer from January 2001 through February 2006. He served as our Chief Strategist from February 2006 to July 2008 and assumed the additional role of Interim Chief Executive Officer from April 2007, upon the resignation of Vonage's prior Chief Executive Officer, until July 2008. In 1995, Mr. Citron founded The Island ECN, a computerized trading system designed to automate the order execution process. Mr. Citron became the Chairman and CEO of Datek Online Holdings Corp., an online trading firm, in February 1998 and departed The Island ECN and Datek Online Holdings Corp. in October 1999.
As a Founder and former Chief Executive Officer and Chief Strategist of Vonage, Mr. Citron brings deep institutional knowledge and perspective regarding our strengths, challenges, opportunities, and operations to his role as Chairman of our board of directors. Having successfully founded and grown several businesses, Mr. Citron brings entrepreneurial and business-building skills and experience to Vonage. He also brings the perspective of a stockholder with significant stock ownership in us. In addition, Mr. Citron possesses an extensive understanding of telecommunications technologies, including VoIP technology.
Naveen Chopra, age 42, joined our board of directors in July 2014. Mr. Chopra has served as Interim Chief Executive Officer of TiVo Inc., a leading provider of software, services and technology to enable the distribution and management of video content, since January 2016. Mr. Chopra has served as Chief Financial Officer and Senior Vice President, Corporate Development and Strategy of Tivo from December 2012, responsible for overseeing TiVo’s accounting and financial reporting, planning, tax, treasury, corporate development, and strategy functions. Mr. Chopra joined TiVo in 2003 as Director, Business Development, where he later served as Vice President, Business Development, before being promoted to Senior Vice President, Corporate Development and Strategy.
As a c-level executive of a public company, Mr. Chopra brings deep financial and accounting experience in technology companies, as well as seasoned corporate strategy and development, risk management, and compensation experience to the board.
Stephen Fisher, age 51, joined our board of directors in January 2013. Currently, Mr. Fisher serves as Senior Vice President and Chief Technology Officer at eBay Marketplace. Previously, Mr. Fisher served as Executive Vice President of Technology at Salesforce.com, an enterprise cloud computing company. He joined Salesforce.com in 2004 and held several leadership positions including Senior Vice President of Platform Product Management and Vice President, Engineering. Prior to that, Mr. Fisher served as Architect at AT&T Labs, Inc. from 2001 through 2004. Before joining AT&T Labs, he was Founder, President and Chief Executive Officer of NotifyMe Networks, Inc. In addition, he served as Department Manager, Internet Products Group at Apple Computer, Inc. and was a Lecturer at Stanford University. He currently serves on the board of directors of Safeguard Scientifics, Inc.
Mr. Fisher brings deep technology experience to our board of directors, including expertise in cloud computing, systems architecture, software development, and information, data, and cybersecurity. He is an inventor on 14 U.S. patents and has worked with both start-ups and established technology companies. Mr. Fisher also brings senior leadership and compensation experience to the board.

Board Composition & Skills Matrix

	Chopra	Citron	Fisher	Katz	Masarek	Nagel	Roberts	Smyth	Sparks
Term Expiration	2018	2018	2018	2017	2016	2016	2017	2016	2017
Vonage Committee Membership	C		C	A, C		N	A	A, N	N
C-Level Public Company Experience	X	X	X		X	X			X
Corporate Governance / Legal / Compensation	X	X	X	X	X	X	X	X	X
Finance and Capital Markets	X	X		X	X		X	X
Financial Literacy	X	X		X	X		X	X	X
International				X			X	X	X
M&A/Corporate Development & Strategy	X	X		X	X		X
Operational (sales and marketing, network, IT, information security, service delivery etc.)		X	X		X	X	X		X
Product Development/Technology		X	X		X	X	X		X
Risk Management	X		X	X			X	X

Recommendation of our Board of Directors
Our board of directors recommends that the stockholders vote FOR the election to our board of directors of Mr. Masarek as Class I director.

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PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
We are asking stockholders to ratify the audit committee's appointment of BDO USA, LLP as Vonage's independent registered public accounting firm for the year ending December 31, 2016. Although stockholder approval of the audit committee's appointment of BDO USA, LLP is not required by law or our certificate of incorporation or bylaws, our board of directors and the audit committee believe that it is advisable to give stockholders an opportunity to ratify the appointment. In the event the stockholders fail to ratify the appointment, the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in Vonage's and its stockholders' best interests.
BDO USA, LLP has audited Vonage's consolidated financial statements annually since Vonage's 2004 fiscal year. Representatives of BDO USA, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Auditors' Fees
The following table summarizes the fees BDO USA, LLP billed to us for each of the last two fiscal years.

Fee Category	Fiscal Year 2015	Fiscal Year 2014
Audit Fees (1)	$1,233,613	$1,082,939
Tax Fees (2)	196,255	189,361
Audit Related Fees (3)	148,300	64,153
Total Fees	$1,578,168	$1,336,453
 ______________

(1)
Audit fees consist of amounts billed for the audit of our annual financial statements included in our annual report on Form 10-K, the review of the interim financial statements included in our quarterly reports on Form 10-Q, the audit of internal control over financial reporting and other professional services provided in connection with statutory and regulatory filings.

(2)
Tax fees consist of amounts billed for advisory services regarding tax compliance issues and the completion of corporate tax returns. None of our tax fees billed in fiscal year 2015 or 2014 were provided under the de minimis exception to the audit committee pre-approval requirements.

(3)
Audit related fees represent fees for due diligence services and other audit procedures incurred in connection with the acquisition of Vocalocity, Inc, Telesphere Networks, Ltd, Simple Signal, Inc. and iCore Networks, Inc.

Pre-Approval Policies and Procedures
Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our audit committee has also delegated to the chairman of the audit committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

The audit committee pre-approved all of the fees billed to us by BDO USA, LLP for 2015.
Recommendation of our Board of Directors
Our board of directors recommends that the stockholders vote FOR the ratification of the appointment of BDO USA, LLP to serve as Vonage's independent registered public accounting firm for the year ending December 31, 2016.

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COMPENSATION
Compensation Discussion and Analysis
In this Compensation Discussion and Analysis, we address the compensation provided to our named executive officers (NEOs). We also discuss the goals for our executive compensation program and other important factors underlying our compensation practices and policies.

Stockholder Outreach and Program Changes
In 2015, we continued our outreach to shareholders regarding compensation and governance related matters, building on the success of prior efforts. In 2015, we held discussion with stockholders representing approximately 30% of our outstanding shares. During these discussions, we requested and our stockholders provided feedback regarding our compensation programs and corporate governance matters. The company and its compensation committee take shareholder feedback seriously, and incorporate that feedback in its review of our compensation programs. In recent years, shareholder input has influenced our revised compensation programs for 2014 and beyond, further aligning the interests of our NEOs with our stockholders and also significantly influenced the terms of our arrangement with our new Chief Executive Officer. In 2015, we also implemented corporate governance changes in response to discussions with stockholders and the review and recommendation of our nominating and governance committee and our Board of Directors. See "Proposal No. 1 - Election of Directors" for additional information.
We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the fiscal 2015 compensation of our NEOs.
2015 Performance
Our fiscal 2015 financial performance, along with the individual performance of our NEOs, served as key factors in determining compensation for 2015. Our 2015 compensation program measures results against our strategic plan and rewards exceptional individual performance. In 2015 our management team continued to optimize the profitability of our consumer services business while successfully pivoting to the unified communications for business market. Building on the momentum of previous years, Vonage delivered strong financial and operational results in 2015, as follows:

•
Acquired iCore, a provider of cloud-based unified communications and collaboration services, delivering voice, video, and mobile communications solutions to business customers. iCore is a natural complement to our rapidly growing UCaaS business and strengthens our national footprint.

•
Acquired Simple Signal, a provider of cloud-based unified communications and collaboration services, delivering voice, video, and mobile communications solutions to business customers. Like iCore, Simple Signal is a natural complement to our expanding UCaaS business.

•	Earned Revenues of $895 million, representing consolidated revenue growth for the second consecutive year.

•	Generated Net Income of $23 million or $0.10 Per Share on a diluted basis, and Net Income, excluding adjustments*, of $68 million or $0.32 Per Share.

•	Achieved Adjusted EBITDA* of $144 million, the highest in four years.

•	Increased Vonage Business revenue 132% to $219 million in 2015 compared to $94 million in 2014.

•	Produced net cash provided by operating activities of $130 million, a 40% increase over 2014, and Free Cash Flow* of $96 million, our sixth consecutive year of positive Free Cash Flow.

•
Repurchased 3 million shares for $15 million in 2015 and a total of 48 million shares for $148 million over the course of our repurchase programs. The current repurchase program expires on December 31, 2018.

•	Continued the growth of our patent portfolio, which grew from 69 to 106 issued U.S. patents, with over 220 pending U.S. patent applications.

•	Functionalized our organization and eliminated separate business units, moving to “one Vonage, one brand” selling UCaaS to multiple customer segments, through multiple sales channels.

•	Built out our multi-channel sales distribution platform targeting business customers of any size or complexity from small SMB’s through very large enterprises.

•	Strengthened our senior management team with new leaders in Product, Marketing, Digital, Sales, Business Development, and Human Resources.

•
Gartner, a leading information technology research and advisory company, named us a Visionary in its 2015 Magic Quadrant for Unified Communications as a Service, Worldwide. In addition, Frost & Sullivan, a global research and consulting organization, awarded us their 2015 Growth Excellence Leadership Award for Hosted IP and Unified Communications and Collaboration Services. We received a rating of Excellent in both Growth Performance and Customer Impact categories, scoring highest among all providers ranked by Frost & Sullivan.

*Adjusted EBITDA, net income excluding adjustments and free cash flow are non-GAAP financial measures. We define adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, acquisition related costs, loss from discontinued operation, excluding income tax, depreciation from discontinued operations, and net loss attributable to our noncontrolling interest. We define net income excluding adjustments as GAAP net income (loss) excluding income tax expense, amortization of acquisition-related intangible assets and acquisition related costs. We define free cash flow as net cash provided by operating activities minus capital expenditures, purchase of intangible assets and acquisition and development of software assets. Please refer to Appendix C for reconciliations of: (1) adjusted EBITDA to GAAP income from operations, (2) net income excluding certain adjustments to GAAP net income (loss), and (3) free cash flow to GAAP cash provided by operating activities.
This strong financial and operational performance led to a significant increase in stockholder value since the beginning of 2015. The chart below shows the percentage change in the daily closing price of Vonage common stock on the NYSE from January 1, 2015 through December 31, 2015, at which time our stock price was $5.74.

As detailed under "Annual Cash Bonuses" below, based on the actual performance for our core metrics, the operational performance detailed above led to annual cash bonus payout to our NEOs at 114% of target.
Named Executive Officers
Our “Named Executive Officers” are the executive officers who are included in the Summary Compensation Table. They include the following current officers:
• Alan Masarek, Chief Executive Officer, who joined the company in November 2014;

• David T. Pearson, Chief Financial Officer and Treasurer, who joined the company in May 2013;
• Clark Peterson, President, Enterprise, who joined the company in December 2014;
• Joseph Redling, Chief Operating Officer, who joined the company in December 2013; and
• Kurt M. Rogers, Chief Legal Officer and Secretary, who joined the company in July 2009.
Compensation Objectives
The 2015 compensation for our executive officers was designed to meet the following objectives:

•	Provide competitive compensation in order to attract, retain, and motivate highly-skilled executives. We refer to this objective as “competitive compensation.”

•
Reinforce the importance of meeting and exceeding identifiable and measurable goals, while not encouraging our management to take unreasonable risks. We refer to this objective as “performance incentives.”

•
Provide opportunities for our executive officers to acquire meaningful equity ownership that will encourage the creation of stockholder value. We refer to this objective as “alignment with stockholder interests.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
The principal components of 2015 compensation were as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Cash Bonus	Performance Incentives Competitive Compensation

Long-Term Incentives	Retention Incentives Alignment with Stockholder Interests Performance Incentives Competitive Compensation

When reviewing the compensation program, our compensation committee, with the assistance of an independent compensation consultant, considers the impact of the compensation program on Vonage's risk profile. Our compensation committee believes that our compensation program has been structured to provide strong incentives for executives to appropriately balance risk and reward. See also “Impact of Compensation Policies on Risk Management” above.
Compensation and Governance Matters
Our compensation committee reviews our compensation programs, competitor company data and best practices in the executive compensation area annually to determine whether changes should be made to address the objectives described above. For example, in 2014 we began awarding a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units, which are earned after three years based on the achievement of relative total stockholder return goals. We continue to believe that this change helps to further align executive and stockholder interests while continuing to provide performance and retention incentives in a competitive compensation package. We have adopted compensation practices and policies that our board believes help to advance our compensation objectives, including the following:

	Things We Do	Summary
✓	Emphasize Pay for Performance	We link our named executive officers’ target incentive compensation to our financial performance and the attainment of specified metrics that drive stockholder value.
✓	Retain an Independent Compensation Consultant
Our compensation committee utilizes the services of an independent compensation consultant to advise the committee in connection with its oversight of our compensation program. The compensation consultant does not provide services to management.

✓	Grant Performance-Based Equity
Beginning in 2014, we began awarding a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units. The number of units actually earned is determined at the end of the three year performance period based on the achievement of relative stockholder return goals.

✓	Maintain Robust Stock Ownership Guidelines	Our stock ownership guidelines require that our CEO maintain a stock ownership level equal to 5.0x base salary and that our other NEOs maintain a stock ownership level equal to 3.0x base salary.
✓	Maintain Incentive Compensation Recovery Policy
Our Incentive Compensation Recovery Policy permits the company to recoup excess compensation and to recover improper gains in the event of a material restatement of the company's financial results caused by the misconduct of a covered officer (including our NEOs).

✓	Revamped Incentive Compensation Plan	Our 2015 Equity Plan includes several provisions that are protective of our stockholders, including annual award limitations, and minimum vesting and exercise price provisions.

	Things We Don't Do	Summary
x	Have "single-trigger" vesting of equity awards upon a change-in-control
Our 2015 Equity Plan includes several provisions that are protective of our stockholders, including no accelerated "single trigger" vesting upon a change-in-control. Our compensation committee has discretion whether to accelerate vesting upon a change of control.

x	Use Stock Options in our Long-Term Incentive Program	Beginning in 2014, we no longer provide long-term incentive compensation in the form of stock options. Stock options are available for purposes of promotion or new hire grants.
x	Allow the repricing of options or "evergreen" share counting under our 2015 Equity Plan	Our 2015 Equity Plan contains prohibitions on evergreen provisions, and a prohibition on the repricing of options,
x	Permit Hedging of Company Stock
Our securities trading compliance policy prohibits any director, officer or employee from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities.

x	Permit Pledging of Company Stock	Our securities trading compliance policy prohibits any director, officer or employee, except in limited circumstances, from directly or indirectly pledging a significant amount of Vonage securities.
x	Pay Excise Tax Gross-ups Upon Change of Control.	Our 2015 Equity Plan does not allow for the payment of excise tax gross-ups upon a change of control.
x	Provide Material Perquisites to our Chief Executive Officer
We have reduced the perquisites available to our Chief Executive Officer, Alan Masarek, compared to the perquisites that our former chief executive officer was entitled to receive. For example, we no longer pay excise tax gross-ups and substantially reduced certain relocation and travel reimbursements.

Engagement of Compensation Consultant
The compensation committee has the authority to engage its own independent consultants, counsel and other advisors to assist in carrying out its responsibilities under its charter. The compensation committee retained Meridian Compensation Partners, LLC, an independent compensation consultant, as described in further detail under “Compensation Committee” above, to advise the committee in connection with its oversight of our compensation program for 2015.
Determination of Competitive Compensation
As part of our annual process for assessing the competitiveness of executive compensation, we compare the compensation of our executives to survey data. For 2015, we used the following data sources:

•	2014 Culpepper Executive Survey - Telecom, Software, Networks and Internet Services (revenue $0.5B - $2.5B).

•	2014 Radford Global Technology Survey - Communications/Internet/Software (revenue $0.5B - $2.5B).

•	2014 Equilar Top 25 Survey - Technology, Telecom Technology, and Telecom Services (revenue $0.5B - $2.5B).

Because the compensation committee was seeking survey data covering a broad range of companies meeting the revenue and industry criteria set forth above, the compensation committee did not focus on the individual companies included in the survey data. We refer to the data sources described above as the “market sample.”
We placed equal weight on each survey source. We believe that telecommunications, communications, software, internet companies, and technology companies in general with comparable revenues represent an appropriate comparison group for our executives because they are the companies against which we are most likely to compete for executive talent.
With respect to our annual review of total cash compensation, which is base salary and the target amount of annual cash bonus, we targeted the 50th to 75th percentile range, with payments of up to the 75th percentile contingent on the achievement of strong performance. We also targeted the same 50th to 75th percentile range for total direct compensation, which is base salary, the target amount of annual bonus, and equity-based grants. We believe these target levels were appropriate because we wanted the flexibility to reward company and individual performance that met or exceeded our performance goals.
A significant portion of our compensation is performance-based. Therefore, actual cash compensation paid to our named executive officers may vary from targeted levels based on achievement of performance targets. Moreover, the comparative analysis described above provides only guidelines, and we do not follow them rigidly.
Employment Arrangements with our Named Executive Officers
Our NEOs' 2015 compensation was governed in part by the terms of employment arrangements described in detail below under “Potential Post-Employment Payments - Employment and Related Agreements.”
Salaries
Only one of our NEOs received an increase in salary for 2015. Mr. Redling received an increase in March 2015 after a review of the competitive guidelines described above and his performance in 2014 taking on additional duties as our Chief Operating Officer. The salaries of our named executive officers for 2015 were as follows:

Name	2015 Salary	2014 Salary
Alan Masarek	$800,000	$800,000
David T. Pearson	$490,000	$490,000
Clark Peterson	$300,000	N/A
Joseph M. Redling	$580,000	$550,000
Kurt M. Rogers	$455,000	$455,000
Annual Cash Bonuses
When determining the annual cash bonuses of our executive officers, the compensation committee reviews achievement of objective performance criteria. The compensation committee may also consider discretionary factors relating to the executive's individual performance. For 2015, the target bonus opportunity percentages for the participating named executive officers were as follows:

Name	Target Percentage of Base Salary
Alan Masarek	125%
David T. Pearson	100%
Clark Peterson	60%
Joseph M. Redling	100%
Kurt M. Rogers	75%

There were five base metrics applicable to all participants in the 2015 bonus program: Consumer Total Revenue, Business Total Revenue, Adjusted EBITDA, Churn - Consumer (Account), and Churn - Business (Revenue). The metrics utilized under our 2015 bonus program for our named executive officers were as follows:

Base Metrics

Base Metrics	Weighting
Consumer Total Revenue	25% of target bonus
Business Total Revenue	25% of target bonus
Adjusted EBITDA	30% of target bonus
Churn - Consumer (Account)	10% of target bonus
Churn - Business (Revenue)	10% of target bonus

•	Consumer Total Revenue includes revenues from Vonage’s consumer telephony business, including all United States and Canada business, U.K., and BasicTalk service offerings.

•	Total Business Revenue includes revenues from the former Vonage Business Solutions and Telesphere Networks, Ltd. entities.

•	Adjusted EBITDA is GAAP income (loss) from operations excluding certain items including depreciation and amortization, share-based expense, and net loss attributable to non-controlling interest.

•
Churn - Consumer relates to the number of customers that terminate during the year divided by the simple average number of customers during the year, and dividing the result by twelve. The simple average number of customers is the number of customers on the first day of the year plus the number of customers on the last day of the year, divided by two.

•	Churn - Business relates to recurring revenue lost from customers that churn during the year divided by average recurring revenue for the year.
Each metric has a minimum, target, and maximum performance level that would result in certain payments of the weighted target bonus for the metric. No payment is made for performance below the minimum performance level. Our compensation committee has also implemented limitations on the bonus payment to reflect the Company’s focus on revenue growth. Regardless of performance against any of the bonus metrics, no payments above 90% of the target bonus will be made unless a target level of performance for the Consumer Total Revenue metric is met.
The following table shows the performance levels upon which minimum, target, and maximum bonuses would be paid, the payout percentages associated with those performance levels, and the actual 2015 performance.

	2015
Performance Measure	Weighting	Minimum (50%)	Target (100%)	Maximum (175%)	Performance		Weighted Attainment
Consumer Total Revenue	25%	$651,000	$667,000	$691,000	$676,000		32%
Business Total Revenue	25%	$193,000	$203,000	$213,000	$197,000	(1)	17%
Adjusted EBITDA	30%	$126,000	$136,000	$151,000	$143,000	(1)	40%
Churn - Consumer	10%	2.7%	2.5%	2.3%	2.3%		17%
Churn - Business	10%	1.5%	1.3%	1.1%	1.4%	(1)	8%
Total Bonus Payout	100%						114%
* Revenue and Adjusted EBITDA amounts in thousands.
(1) Performance amounts exclude iCore.
Rationale and Method for Setting Performance Targets
2015 performance targets reflect the Company's continuing pivot towards the business UCaaS markets. The weighting of consumer and business revenues were equalized, and, when Consumer Total Revenue and Business Total Revenue targets are combined, the overall revenue target increased over 2014. These changes reflect the continuing decline in domestic premium home phone markets and expected revenue from these markets, offset by our execution of our growth strategies in business markets. The compensation committee attributed higher weight and increasing performance targets to the Business Total Revenue metric in order to reflect these market changes. 2015 Adjusted EBITDA performance targets were set higher than 2014 performance, reflecting the company's commitment to profitable growth.

Calculation of Annual Cash Bonus Awards
The annual cash bonus awards are calculated by multiplying the total bonus achievement percentage by the executive's target bonus. As shown above, the annual cash bonus payout to our NEOs was 114%, resulting in the following annual bonus payments:
Annual Cash Bonus Payouts 2015

Name	2015 Bonus Award	2015 Award as Percentage of Target Bonus
Alan Masarek	$1,140,000	114%
David T. Pearson	$559,091	114%
Clark Peterson	$213,092	114%
Joseph M. Redling	$653,747	114%
Kurt M. Rogers	$388,888	114%

These payments are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentives
2015 LTI Program

We award a significant portion of our long-term incentive compensation in the form of performance-based restricted stock units. The number of units actually earned will be determined at the end of the three year performance period based on the achievement of relative total stockholder return goals. By linking a significant portion of our long-term incentives to three-year performance goals, we more closely align our NEOs' incentives with the long-term interests of stockholders.

2015 LTI Program
Award Type	% of Award	Vesting
Performance-based RSUs	50%	3 year cliff
Time-based RSUs	50%	Equal 3 year increments

Performance RSUs are granted subject to the following terms:

•	The number of performance RSUs granted is based on a target value determined by the compensation committee.

•
The number of performance RSUs actually earned will be based on Vonage's relative performance measured against a defined performance group consisting of telecom and technology companies we consider to be similar to Vonage, as discussed below.

•
The performance metric used in our program is “Total Stockholder Return” (TSR). TSR is the percentage growth in stock price over the performance period, plus dividends and adjusted for events such as stock splits. Vonage's TSR performance will be ranked against the other companies in the performance group.

•	TSR is measured over a three-year performance period.

•
The actual number of shares received at the end of the performance period can range from 0-200% of the target number of shares, based on the company's TSR performance during the performance period, as follows.

Vonage Percentile Rank Against performance group	Percent of Target Number of Shares Issued at End of Performance Period
80th or greater	200%
50th or greater	100%
30th or greater	50%
<30th	0%

•
Payouts are based on ranking results with linear adjustment between percentile ranks in the chart above. For example, achievement of the 65th percentile would result in 150% of the target number of shares being issued at the end of the performance period and achievement of the 40th percentile would result in 75% of the target number of shares being issued at the end of the performance period.

•
Payouts are capped at 100% (target) if the company's TSR performance is negative at the end of the performance cycle, even if the company's relative TSR performance would have produced a higher payout.

Our performance group for 2015 was based on companies included in the Fidelity MSCI Telecommunication Service ETF, with modifications approved by our compensation committee to improve relevance to our business. These modifications included (1) the removal of companies with cell tower-based business models and (2) the addition of companies in the telecommunications or software-as-a-service sectors not included in the Fidelity MSCI Telecommunication Service ETF. Our performance group for 2015 was set as follows:

8X8 Inc.	Level 3 Communications Inc.
AT&T Inc.	Lumos Networks Corp.
Atlantic Tele-Network Inc.	magicJack VocalTec Ltd.
Boingo Wireless Inc.	Mitel Networks Corporation
CenturyLink Inc.	NTELOS Holdings Corp.
Cincinnati Bell Inc.	Premiere Global Services Inc.
Cogent Communications Group Inc.	RingCentral Inc.
Consolidated Communications Holdings Inc.	Shenandoah Telecommunications Co.
EarthLink Inc.	Shoretel, Inc.
Fairpoint Communications, Inc.	Sprint Corp.
Five9, Inc.	Telephone & Data Systems Inc.
Frontier Communications Corp.	T-Mobile US Inc.
General Communication Inc.	United States Cellular Corp.
IDT Corp.	USA Mobility Inc.
inContact Inc.	Verizon Communications Inc.
Iridium Communications Inc.	West Corporation
Leap Wireless International Inc.	Windstream Holdings Inc.

We believe that our long-term compensation program elevates the link between pay and performance for our NEOs and closely aligns the interests of management and our stockholders.
This list of companies differs slightly from the group we used for 2014 grants. For 2015, we removed Cbeyond Inc. and tw Telecom due to their acquisition, and NII holdings due to its bankruptcy. We added Shoretel, Inc., West Corporation, Mitel Networks Corporation, Five9, Inc., and Fairpoint Communications, Inc. to continue to align our performance group with relevant competitors.
For 2016, we have removed Premiere Global Services Inc. due to its acquisition, and United States Cellular Corp. and Boingo Wireless Inc. in order to better align our performance group with relevant competitors. For 2016, we have added Ooma, Inc., Interactive Intelligence Group, Inc., and Comcast Corporation.

2015 Annual Equity Grants and Employment Inducement Grants: In 2015, the compensation committee approved performance and time-based restricted stock unit grants to our executive officers based on 2015 corporate performance, competitive data for the market sample, the level of the individual's responsibility, and individual contributions to Vonage. The compensation committee also considered the recommendations of our Chief Executive Officer for the other executive officers then employed by us. The number of time-based RSUs was based a target value determined by the compensation committee, divided by the 20 day average price of our common stock leading up to and including the date of grant. The number of performance-based RSUs for each executive was based on a target value determined by the compensation committee, divided by the Monte Carlo value of a performance RSU adjusted to split the excess accounting cost between the company and the executive.
The named executive officers received the following equity awards in March 2015 (except as noted):

Name	Number of Time-based Restricted Stock (1) Units	Number of Performance-based Restricted Stock Units
Alan Masarek (1)	—	500,000
David Pearson	142,850	114,860
Clark Peterson (2)	545,604	22,080
Joseph M. Redling	142,850	114,860
Kurt M. Rogers	109,890	88,350

(1) For Mr. Masarek, the 2015 equity grant was governed by his employment agreement, which stipulated a 2015 equity award of 500,000 performance-based RSUs. See below under “Potential Post-Employment Payments - Employment and Related Agreements” for further information.

(2) For Mr. Peterson, the number of time-based restricted stock units includes (A) 27,470 units granted in March 2015, (B) 388,601 units granted on September 18, 2015 in connection with an amended agreement covering 518,134 performance-based restricted stock units granted on January 2, 2015, and (C) 129,533 units cancelled in connection with the amendment. Mr. Peterson's initial grant was made in connection with our acquisition of Telesphere in December 2014. Mr. Peterson was Telesphere's CEO, and joined us in connection with the acquisition. In view of organizational changes made in connection with the integration of our acquisitions made in 2015, 129,533 of the performance-based restricted stock units granted on January 2, 2015 in connection with Mr. Peterson's employment after our acquisition of Telesphere were cancelled, and the vesting of the remaining 388,601 performance-based restricted stock units was converted to time-based vesting, as follows: 233,160 restricted stock units vest 100% on January 2, 2017 and 155,441 restricted stock units vest 100% on January 2, 2018, both subject to continued employment.
Stock Ownership Guidelines for Executives
In April 2015, our compensation committee and board of directors adopted revised stock ownership guidelines that increased the level of ownership required to be held by our named executive officers, and certain other covered executives. Our compensation committee and board of directors believes that these requirements help to ensure the alignment of executive interests with stockholder interests and promote a focus on long-term growth. The following table reflects the stock ownership levels required for our named executive officers, which are measured on a quarterly basis:

Name	Stock Ownership Level
Alan Masarek	5.0x base salary
David Pearson	3.0x base salary
Clark Peterson	3.0x base salary
Joseph M. Redling	3.0x base salary
Kurt M. Rogers	3.0x base salary

Shares counted in assessing compliance with the guidelines include shares owned outright, the value of unvested restricted stock units, and the in-the-money value of vested stock options. Each covered executive must retain 50% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. Executives may be exempted from the guidelines and/or the retention requirement due to financial hardship as determined by the compensation committee in its discretion. There is no specific time period required to achieve the guidelines. Each of our named executive officers satisfies these guidelines.
Benefits and Perquisites
Under the terms of his employment agreement, Mr. Masarek is entitled to a monthly housing and commuting allowance up to twelve (12) months following commencement of employment, in an amount not to exceed $9,500 per month (prorated for partial months), certain relocation benefits in accordance with the terms of the company’s executive relocation policy, and certain legal fees in connection with the negotiation of his employment agreement.
Our other named executive officers also negotiated for perquisites when hired. We agreed to reimburse Mr. Rogers for lodging accommodations near our principal offices and make an additional payment to relieve him of any related tax liability. Our incremental costs for the perquisites described above are shown in note 5 to the Summary Compensation Table.
We also maintain a 401(k) savings plan, which is a tax-qualified defined contribution plan available to all of our employees. Messrs. Masarek, Pearson, Peterson, and Rogers participated in the plan in 2015. Under the plan, an employee was permitted to contribute, subject to Internal Revenue Code limitations, up to a maximum of $18,000 of his or her annual compensation to the plan in 2015. In 2015, we provided a matching contribution equal to 50% of each dollar contributed by a participant, up to a maximum contribution of $6,000. The matching contributions vest after one year following the date of employment. Employee and matching contributions are based on compensation up to annual limits established under the Internal Revenue Code (the eligible compensation limit was $260,000 in 2015). Our matching contributions for the named executive officers are shown in note 5 to the Summary Compensation Table. We do not provide any supplemental retirement benefits.
The Board of Directors has adopted a travel policy whereby Mr. Masarek is permitted for business travel to fly private or charter aircraft. To the extent Mr. Masarek makes personal use of this private air travel, this usage is a perk, and any incremental cost to the company is disclosed in our Summary Compensation Table. To the extent practicable, other employees of the company traveled with Mr. Masarek, including Messrs. Redling, Pearson, and Peterson during 2015.
Equity Grant Practices
The compensation committee approves all equity grants to executive officers and to other officers reporting directly to our Chief Executive Officer or our audit committee. The compensation committee delegated to our Chief Executive Officer and our Chief Human Resources Officer the ability to make equity grants aggregating up to 1,000,000 shares of common stock in any calendar year for new hires and promotions, to employees at the Vice President level or below (for the Chief Executive Officer) or the Senior Director level or below (for the Chief Human Resources Officer). These awards may not exceed 125,000 shares in any calendar year to any individual employee. For new hire and promotion equity grants made under this authority, the compensation committee has established equity award value guidelines to which our Chief Executive Officer and our Chief Human Resources Officer must adhere. In addition, the compensation committee delegated to our Chief Executive Officer the ability to make equity grants aggregating up to 200,000 shares of common stock in any calendar year to reward exceptional achievements, address retention issues and support incentive programs, also for employees at the Vice President level or below.
In February of each year, the compensation committee considers annual equity grants. The compensation committee's practice is to approve equity grants effective on the first trading day on or after March 15.
For special grants, equity is granted on the first trading day of the month immediately following the month in which the equity grant is approved. For newly hired or promoted employees, stock options and/or restricted stock units are granted on the first trading day of the month immediately following the month in which the employee commences employment with us or the promotion is effective.
We set the exercise price of stock options based on the closing price of our common stock as reported on the New York Stock Exchange on the date of grant. We do not backdate grants of stock options, nor do we time equity grants to coincide with the release of material non-public information about Vonage.
Post-Employment Compensation
We have benefit plans, employment and letter agreements, and other arrangements for our named executive officers that provide special benefits upon certain types of termination events. The employment agreements and letter agreements provide financial security in the event the executive officer's employment is terminated without cause or his or her responsibilities are significantly diminished. The agreements also provide clear statements of the rights of the executive officers and protect them against an unfavorable change in employment terms. Absent these provisions, there is an increased risk that executive officers may be encouraged to seek other employment opportunities if they became concerned about their employment security as a result of changes to our company or in the event of a change in control. None of our current executives is entitled to an excise tax gross up upon a change in control. In addition, all equity grants made to current executives require a “double trigger” (both a change in control and termination) for payout or vesting to occur.
We believe that our change in control benefits provide appropriate incentives for the executive officers to cooperate in negotiating any change in control of Vonage without regard to the potential effect on their positions. See “Potential Post-Employment Payments” for further information regarding change in control and termination benefits under the arrangements.
Section 162(m) and Other Tax Considerations
Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executives, unless certain conditions are met. In the past, we designed our stock options so that they may preserve the deductibility of compensation paid to an executive through the exercise of stock options. While we may take actions in the future to preserve deductibility of other elements of compensation, we retain the flexibility to authorize compensation that may not be deductible if the compensation committee believes doing so is in the best interests of our company and stockholders. While the compensation for Messrs. Masarek, Pearson, and Redling exceeded the $1 million deduction limit in 2015, we determined that this result was appropriate, based on the considerations regarding their compensation discussed above.

Clawback, Hedging and Pledging Policies
Incentive Compensation Recovery Policy
The company has put in place an Incentive Compensation Recovery Policy for incentive awards paid to executive officers. The policy is triggered in the event of a material restatement of the company's financial results (other than as a result of a change in accounting rules, principles or interpretations) caused or substantially caused by the misconduct of a covered officer (including our NEOs). If triggered, the compensation committee may seek to recoup the portion of cash and equity based incentive awards paid or awarded to our executive officers in excess of the awards that would have been paid or awarded based on the restated financial results to the extent permitted by applicable law. In the case of equity awards that vested based on the achievement of financial results that were subsequently modified, the compensation committee and Board may also seek to recover improper gains from the sale or disposition of vested equity awards.
Hedging and Pledging
The company's securities trading compliance policy contains prohibitions against certain types of stock-related transactions. The policy prohibits any director, officer or employee from engaging in any strategy or using any product to hedge against potential changes in the value of Vonage securities, including short selling techniques, “sales against the box”, puts, calls and other derivative securities, prepaid variable forwards, equity swaps, collars, exchange funds and forward sale contracts.
In addition, except in limited circumstances, no director or officer or employee may, directly or indirectly, pledge a significant amount of Vonage securities. The restrictions include the intentional creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any shares, whether with or without notice, consent, or default.

Consideration of Say-on-Pay Voting Results

At our 2014 annual meeting, stockholders approved our Say on Pay vote with 54% support. We were disappointed with this level of support, and undertook an extensive shareholder outreach effort intended to ensure that measures put in place in advance of that meeting met with shareholder expectations for our compensation practices. From that outreach, we learned that much of the dissatisfaction was based on historical compensation practices, many of which had been changed in light of our compensation committee's full review of our compensation practices. In addition, many of our stockholders indicated that they viewed the 2014 vote as a referendum on 2013 (and earlier) compensation practices. As detailed in this and prior Compensation Discussion and Analysis disclosures, the company and its compensation committee undertook a full review of our compensation programs leading into 2014. In light of the feedback provided by our stockholders and company and compensation committee review, for fiscal 2014 we made a number of improvements and changes to our executive compensation programs, including to further align pay and performance. In light of these changes and our discussions with stockholders during our continued outreach efforts in 2015, no additional material changes have been made to our compensation programs. However, in connection with our outreach program, we also discuss matters of corporate governance with our shareholders. In connection with the board's own regular review of our corporate governance practices, and input from shareholders, in 2015, our board amended our by-laws to require majority voting in connection with uncontested director elections and also approved amendments to our governance principles to implement a director resignation policy. See "Proposal No. 1 - Election of Directors" for additional information. In addition, in 2015, our board of directors adopted revised stock ownership guidelines that increased the level of ownership required to be held by our named executive officers, and certain other covered executives, and implemented a comprehensive new code of conduct applicable to all our directors, officers, and employees.

We have adopted, based on stockholder preferences expressed at our 2011 annual meeting, triennial voting and our next Say-on-Pay vote is at the Annual Meeting of Stockholders in 2017. We and our board of directors and compensation committee are committed to an ongoing review of the results of our Say-on-Pay votes. To the extent action is taken with respect to our compensation policies in response to those results, we will continue to report those actions in future proxy statements.

* * * * * * * *

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Alan Masarek Chief Executive Officer	2015	$800,000		$3,370,000		$1,140,000	$99,967	$5,409,967
	2014	$163,076		$3,004,999	$7,694,142	$210,000	$16,328	$11,088,545

David T. Pearson Chief Financial Officer and Treasurer	2015	$490,431		$1,421,267		$559,091	$31,330	$2,502,119
	2014	$486,691	$75,000	$1,283,306		$408,822	$29,647	$2,283,466
	2013	$316,058	$475,000		$4,279,001		$8,484	$5,078,543

Clark Peterson President Enterprise	2015	$311,538		$2,273,256		$213,092	$6,000	$2,803,886
	2014	$10,096				$—		$10,096

Joseph M. Redling Chief Operating Officer	2015	$573,462		$1,421,267		$653,747	$25,330	$2,673,806
	2014	$550,000		$1,283,306	$4,876,962	$462,000	$23,647	$7,195,915
	2013	$42,308						$42,308

Kurt M. Rogers Chief Legal Officer and Secretary	2015	$454,840		$1,093,281		$388,888	$60,574	$1,997,583
	2014	$451,386		$1,176,361		$284,374	$57,389	$1,969,510
	2013	$410,972	$75,000	$262,498	$772,444	$278,232	$58,106	$1,857,252
 ________________

(1)
The $475,000 bonus amount for Mr. Pearson for 2013 represents a bonus that was paid to him in connection with the commencement of his employment with us. All other amounts reported represent discretionary cash bonuses earned during 2013, and 2014, as applicable. The bonuses earned in 2013, and 2014, as applicable, were paid in the first quarter of the subsequent year.

(2)
Stock awards consist of performance-based and time-based restricted stock units. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant and based upon, where applicable, the probable outcome of performance conditions. Refer to “Compensation Discussion and Analysis—Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the named executive officer receives. Actual gains, if any, on shares acquired upon vesting of units are dependent on other factors, including the unit holders' continued employment with us through the vesting period, the achievement of any applicable performance conditions, the future performance of our common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved. Performance-based restricted stock unit values are based upon achievement of target performance levels. If maximum performance were achieved under 2015 performance-based restricted stock awards, the total value of 2015 stock awards for participating executives would be as follows: Mr. Masarek $6.740,000, Mr. Pearson $1,548,313, Mr. Redling $1,548,313, Mr. Peterson $297,638, and Mr. Rogers $1,190,958. For Mr. Peterson, amounts include the grant-date fair value of 518,134 performance-based restricted stock units granted on January 2, 2015 in connection with our acquisition of Telesphere in December 2014. In view of organizational structure changes made in connection with our acquisitions completed in 2015, 129,533 of these performance-based restricted stock units were cancelled and the vesting of the remaining performance-based restricted stock units was converted to time-based vesting, as follows: 233,160 restricted stock units vest 100% on January 2, 2017 and 155,441 restricted stock units vest 100% on January 2, 2018, both subject to continued employment. Including the forfeiture of the 129,533 performance-based restricted stock units, Mr. Peterson's total grant-date fair value for awards during 2015 would have been $2,273,256.

(3)
The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC 718 for each named executive officer. The assumptions used to calculate the value of stock options are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 12, 2016. The grant-date fair value of the stock option awards will likely vary from the actual value the named executive officer receives. Actual gains, if any, on shares acquired on option exercises are dependent on other factors, including the option holder's continued employment with us through the option exercise period, the future performance of our common stock, and overall stock market conditions. There can be no assurance that the values reflected in this table will be achieved.

(4)
The amounts in this column represent total performance-based bonuses earned for services rendered during 2013, 2014, and 2015. These bonuses were based on our financial performance. The bonuses earned in 2013, 2014, and 2015, as applicable, were paid in the first quarter of the subsequent year. Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for more information regarding our annual cash bonus for 2015.

(5)	The amounts in this column (grossed-up for any payments to reimburse for related taxes to the extent applicable) consist of the following:

Name	Year	401(k) Match	Insurance and Medical Premiums	Housing/ Relocation Expense/ Reimbursement	Travel Expense/Reimbursement*	Total
Alan Masarek	2015	$6,000	$25,330	$59,720	$8,917	$99,967
	2014		$3,941	$12,387		$16,328
David T. Pearson	2015	$6,000	$25,330			$31,330
	2014	$6,000	$23,647			$29,647
	2013		$8,484			$8,484
Clark Peterson	2015	$6,000				$6,000
	2014					$—
Joseph M. Redling	2015		$25,330			$25,330
	2014		$23,647			$23,647
	2013					$—
Kurt M. Rogers	2015	$6,000		$54,574		$60,574
	2014	$6,000		$51,389		$57,389
	2013	$6,000		$52,106		$58,106
*    Taxable income to Mr. Masarek relating to private travel was determined by using the Internal Revenue Service Standard Industry Fare Level tables, which is less than the amount listed in the table. To the extent practicable, other employees travel with Mr. Masarek; however, there is no additional incremental cost to us.

Grants of Plan-Based Awards—2015

Name	Grant Date	Date of Corporate Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Alan Masarek	3/16/2015	2/5/2015				250,000	500,000	1,000,000		$3,370,000
			$500,000	$1,000,000	$1,750,000
David T. Pearson	3/16/2015	2/4/2015							142,850	$647,111
	3/16/2015	2/4/2015				57,430	114,860	229,720		$774,156
	2/4/2015		$183,750	$367,500	$643,125
Clark Peterson	1/2/2015	12/15/2014							545,604	$2,124,437
	3/16/2015	2/4/2015				11,040	22,080	44,160		$148,819
	2/4/2015		$112,500	225,000	$393,750
Joseph M Redling	3/16/2015	2/4/2015							142,850	$647,111
	3/16/2015	2/4/2015				57,430	114,860	229,720		$774,156
	2/4/2015		$217,500	$435,000	$761,250
Kurt M. Rogers	3/16/2015	2/4/2015							109,890	$497,802
	3/16/2015	2/4/2015				44,175	88,350	176,700		$595,479
	2/4/2015		$170,625	$341,250	$597,188

(1)
As discussed in the Compensation Discussion and Analysis, the annual cash bonus awards are attributable to financial performance measures. The amount shown in the “Target” column represents a payout at the target bonus percentage for each named executive officer's base salary. The amount shown in the “Threshold” column represents the amount payable if only the minimum level of company performance was attained for each metric applicable to the executive, which is 50% of the target amount shown above. If performance did not meet the minimum level of performance for any metric, then no bonus would have been paid. The amount shown in the “Maximum” column represents the amount payable if the maximum level of company performance was attained for all metrics applicable to the executive, which is 175% of the target amount shown.

Please see the section titled “Annual Cash Bonuses” in the Compensation Discussion and Analysis for additional information including the minimum threshold, target, and maximum level of performance for each performance measure, the calculation of the award payable based upon actual performance in 2015, the amount of the award and award as a percentage of the target award opportunity, and adjustments.
The annual cash bonus payments to our NEOs under our bonus plan for 2015 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
Amounts in this column represent performance-based restricted stock units granted under our 2015 Plan. The performance restricted stock units vest on a three-year cliff basis. The number of units actually earned will be determined after the end of the three year performance period based on the achievement of relative total stockholder return goals and can range from 0-200% of the target number of shares, based on the company's TSR performance during the three-year performance period. Please see the section titled “2015 Long-Term Incentives” in the Compensation Discussion and Analysis for additional information.

(3)
Amounts in this column represent restricted stock units granted under our 2015 Plan. The restricted stock units vest in equal annual installments on the first through third anniversaries of the grant date except for Mr. Peterson. Some of Mr. Peterson's restricted stock units vest on the second through third anniversaries of January 2, 2015, subject to Mr. Peterson's continued employment on such dates. Please see the section titled “Potential Post-Employment Payments—Employment and Related Agreements” for a discussion of the acceleration of vesting of our restricted stock units in certain circumstances, including upon a change in control.

(4)
The value of a stock award or option award represents the grant-date fair value calculated in accordance with FASB ASC 718. Stock awards consist only of restricted stock units. Actual gains, if any, on shares acquired upon vesting of restricted stock units or option exercises are dependent on other factors, including the holder's continued employment with us through the vesting period or option exercise period, the outcome of any performance conditions, the future performance of our common stock, and overall market conditions. There can be no assurance that the values reflected in this table will be achieved.

Outstanding Equity Awards at Fiscal Year-End—2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)		Market Value of Shares or Units of Stock that Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not vested
Alan Masarek	750,000	2,250,000	(3)	$3.51	11/7/2024
						689,459	(8)	$3,957,495
									$500,000	(14)	$2,870,000
David T. Pearson	1,000,000	1,000,000	(4)	$2.87	5/3/2023
						88,496	(9)	$507,967
						142,850	(10)	$819,959
									106,591	(15)	$611,832
									114,860	(14)	$659,296
Clark Peterson						388,601	(11)	$2,230,570
						27,470	(10)	$157,678
									22,080	(15)	$126,739
Joseph M. Redling	150,000			$4.39	6/9/2021
	10,000			$2.60	10/1/2021
	10,000			$2.45	1/1/2022
	10,000			$2.21	4/1/2022
	10,000			$2.01	7/1/2022
	10,000			$2.28	10/1/2022
	500,000	1,000,000	(5)	$3.29	1/2/2024
						88,496	(9)	$507,967
						142,850	(10)	$819,959
									106,591	(15)	$611,832
									114,860	(14)	$659,296
Kurt M. Rogers	181,451			$4.65	4/1/2021
	235,389	78,463	(6)	$2.25	4/2/2022
	179,893	179,893	(7)	$2.88	4/1/2023
						20,139	(12)	$115,598
						45,573	(13)	$261,589
						81,121	(9)	$465,635
						109,890	(10)	$630,769
									$97,708	(15)	$560,844
									$88,350	(14)	$507,129

(1)	Please see the section titled “Potential Post-Employment Payments—Employment and Related Agreements” for a discussion of the acceleration of our option and stock awards upon a change in control.

(2)	Based on the closing price of our common stock as of December 31, 2015 of $5.74, as reported on the New York Stock Exchange.

(3)	The options vest in equal annual installments on the first through fourth anniversaries of November 7, 2014.

(4)	The options vest in equal annual installments on the first through fourth anniversaries of May 3, 2013.

(5)	The options vest in equal annual installments on the first through fourth anniversaries of January 2, 2014.

(6)	The options vest in equal annual installments on the first through fourth anniversaries of April 2, 2012.

(7)	The options vest in equal annual installments on the first through fourth anniversaries of April 1, 2013.

(8)
The restricted stock units vest as follows: 500,000 restricted stock units vest in equal annual installments on the first through third anniversaries of November 7, 2014, and 356,125 restricted stock units vest on October 15, 2016, subject to Mr. Masarek’s continued employment on such dates.

(9)	The restricted stock units vest in equal annual installments on the first through third anniversaries of March 17, 2014.

(10)	The restricted stock units vest in equal annual installments on the first through third anniversaries of March 16, 2015.

(11)	The restricted stock units vest as follows: 233,160 restricted stock units vest in January 2, 2017 and 155,441 restricted stock units vest in January 2, 2018.

(12)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 2, 2012.

(13)	The restricted stock units vest in equal annual installments on the first through fourth anniversaries of April 1, 2013.

(14)	The restricted stock units vest upon the satisfaction of certain performance criteria on the third anniversary of March 16, 2015.

(15)	The restricted stock units vest upon the satisfaction of certain performance criteria on the third anniversary of March 17, 2014.

Option Exercises and Stock Vested—2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alan Masarek			166,666	$1,018,329
David T. Pearson			44,247	$199,554
Joseph M. Redling			44,247	$199,554
Kurt M. Rogers	293,270	$901,043	95,582	$462,157
  ______________

(1)	Value realized upon exercise is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable exercise date.

(2)	Value realized upon vesting is based on the closing sales price of our common stock on the New York Stock Exchange on the applicable vesting date.

Potential Post-Employment Payments
The following are descriptions of our employment arrangements with our named executive officers. The table following the description of our employment arrangements quantifies the potential payments and benefits to which the named executive officer would be entitled to under our arrangements with them for various scenarios involving a termination of employment or change-in-control. The amounts shown are estimated amounts that assume that the termination or change-in-control was effective as of December 31, 2015, and thus include amounts earned through such time. The actual amounts to be paid out can only be determined at the time of such executive's separation.
Employment and Related Agreements
Alan Masarek
We are party to an agreement with Mr. Masarek providing for his employment, as Chief Executive Officer, that was initially entered into in October 2014. As Chief Executive Officer, Mr. Masarek reports to our board of directors. All of our employees report to Mr. Masarek or one of his designees.
Under his employment agreement, Mr. Masarek is entitled to receive an annual base salary of $800,000 subject to further review for increase not less often than annually by our compensation committee. Mr. Masarek is eligible to receive an annual performance-based bonus in accordance with our annual bonus program for senior executives. As required by the employment agreement, a review of Mr. Masarek's target annual bonus was conducted in February 2015 and the target annual bonus set at 125% for 2015. In addition, Mr. Masarek's employment agreement provides for certain perquisites as described under “Perquisites” above.
In the event Mr. Masarek’s employment is terminated by us without cause or he resigns with good reason, he is entitled to severance benefits equal to (i) twelve months base salary plus his target bonus amount for the year in which his employment terminates, payable over the twelve month period following termination of employment, (ii) a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under our bonus program such bonus would otherwise be paid, but in no event later than March 15th of the year following the year to which such bonus relates, (iii) any prior year bonus amounts earned but unpaid as of the termination date, (iv) other accrued but unpaid compensation and benefits under our benefits plans and (v) monthly payment equal to the amount by which continuation premiums for Mr. Masarek and his dependents under COBRA exceed what he would have paid for such coverage as an active employee for up to the length of time that he is eligible for COBRA. These benefits are subject to Mr. Masarek’s timely execution of a general release of claims and forfeiture in the event of Mr. Masarek’s material breach of his contractual confidentiality, non-competition, non-solicitation and non-hire obligations to the Company. If Mr. Masarek’s employment is terminated by us without cause or he resigns with good reason (i) at any time, the “make-whole” restricted stock units granted upon Mr. Masarek’s appointment will fully vest; and (ii) other than on or prior to the first anniversary of a change of control, (A) a pro rata portion of the other options and restricted stock units granted upon Mr. Masarek’s appointment will become vested and immediately exercisable as of the date of such termination, with such amount to be determined based upon the portion of the award that would have vested on such award’s next applicable vesting date immediately following the date of termination, multiplied by a fraction where (x) the numerator is the number of full and fractional months that had elapsed between the applicable vesting date immediately prior to such termination and such termination date plus twelve (12), and (y) the denominator is twelve (12); and (B) pro rata portion of all performance restricted stock units outstanding as of the termination date will vest at the end of the applicable performance period based on actual performance, prorated based on service during the applicable performance period through the termination date.
If Mr. Masarek’s employment is terminated due to his death or disability, he (or his estate) is entitled to (i) a pro rata portion of his annual bonus for the year of termination, if and to the extent the Company achieves its performance metrics for such year, (ii) any prior year bonus amounts earned but unpaid as of the termination date, and (iii) other accrued but unpaid compensation and benefits under our benefit plans. In addition, if Mr. Masarek’s employment is terminated due to his death or disability (i) at any time, the “make-whole” restricted stock units granted upon Mr. Masarek’s appointment will fully vest; and (ii) other than on or prior to the first anniversary of a change of control, (A) one-half of the then-unvested options and restricted stock units granted upon Mr. Masarek’s appointment will vest, and (1) on death, the target amount of performance restricted stock units will vest, prorated based on service during the applicable performance period prior to death (but not prorated below 50%), and (2) on disability, a prorated portion of the performance restricted stock units will vest, based on actual performance at the end of the performance period, prorated based on service during the applicable performance period prior to termination of employment (but not prorated below 50%).
If Mr. Masarek’s employment is terminated for cause or he resigns without good reason, he will be entitled only to accrued but unpaid compensation and benefits under our benefit plans.
In the event of a change of control, if Mr. Masarek’s employment is terminated without cause or he resigns with good reason, or due to Mr. Masarek’s death or disability, on or prior to the first anniversary of the change of control, all of his options and restricted stock units will fully vest. Upon a change of control of the Company, a portion of the performance restricted stock units, determined based on performance during the applicable performance period through the change of control, will become eligible to vest (the “COC Portion”), subject only to Mr. Masarek’s continued employment with the Company at the end of the performance period, provided that the COC Portion will fully vest upon a termination due to death or disability at any time following a change of control or upon a termination without cause or resignation for good reason that occurs on or within one year following a change of control. These change of control vesting provisions also will apply to future equity and equity-based awards granted to Mr. Masarek.
If any payments, benefits or distributions to or for the benefit of Mr. Masarek would subject him to an excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Code, such payments will be reduced to an amount (after reduction) $1.00 less than that which would not subject Mr. Masarek to the excise tax, except that payments will only be reduced if the after-tax value of amounts received by Mr. Masarek after application of the reduction would exceed the after-tax value of the amounts received without application of such reduction.
David T. Pearson
We and Mr. Pearson entered into an employment agreement at the commencement of his employment with us in May 2013. In the event Mr. Pearson's employment is terminated by the company without cause or he resigns with good reason he is entitled to severance benefits equal to twelve months base salary plus his target bonus amount for the year in which his employment terminates, payable over the twelve month period following termination of employment, and a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under the company's bonus program such bonus would otherwise be paid, but in no event later than March 15th of the year following the year to which such bonus relates. These benefits are subject to forfeiture in the event of Mr. Pearson's non-compliance with his contractual confidentiality, non-competition, non-solicitation and non-hire obligations to the company. If Mr. Pearson's employment is terminated due to his death or disability he or his estate is entitled to a pro rata portion of his annual bonus for the year of termination, if and to the extent the company achieves its performance metrics for such year.
In connection with entering into the employment agreement, Mr. Pearson received a non-qualified stock option grant entitling him to purchase two million shares (2,000,000) of the company's common stock. The stock options vest in four equal installments on the first through fourth anniversaries of the grant date, subject to Mr. Pearson's continued employment on such dates, except that all the options fully vest upon a change of control if Mr. Pearson's employment is terminated by the company without cause or he resigns with good reason, or due to his death or disability, on or prior to the first anniversary of the change of control. In addition, if Mr. Pearson's employment is terminated by the company without cause or he resigns with good reason (other than on or prior to the first anniversary of a change of control), a pro rata portion of the options that would vest on the next scheduled vesting date, if any, shall also vest, with such amount to be determined based on the period from the last vesting date through the end of the calendar quarter in which the termination of employment occurred. If any payments, benefits or distributions to or for the benefit of Mr. Pearson would subject him to an excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Code, such payments will be reduced to the maximum amount (after reduction) that would not subject Mr. Pearson to the excise tax, except that payments will only be reduced if the after-tax value of amounts received by Mr. Pearson after application of the reduction would exceed the after-tax value of the amounts received without application of such reduction. Mr. Pearson is subject to non-solicitation and non-hire restrictions under the employment agreement and non-competition restrictions under our confidentiality and innovations agreement, each of which shall be in effect during the employment period and for twelve months thereafter.
Clark Peterson
We and Mr. Peterson entered into a letter agreement on November 4, 2014, with his employment commencing in December 2014. The letter agreement provides that in the event Mr. Peterson's employment is terminated by us without cause or by him for good reason he is entitled to severance benefits equal to nine months of base salary payable by us during our regular payroll cycle over the nine month period following termination of employment such that the first payment shall be made on the sixtieth (60th) day after termination of employment and a pro-rated portion of his target bonus for the year of termination based on the company's actual performance for such year. Mr. Peterson entered into our Employee Covenants Agreement and Incentive Compensation Recoupment Policy.
Joseph Redling
We and Mr. Redling entered into an employment agreement at the commencement of his employment with us in December 2013. In the event Mr. Redling’s employment is terminated by us without cause or he resigns with good reason, he is entitled to severance benefits equal to (i) twelve (12) months base salary plus his target bonus amount for the year in which his employment terminates, payable over the twelve (12) month period following termination of employment, (ii) a pro rata share (based on the portion of the year elapsed) of his bonus for the year in which his employment terminates, payable when, as and if under our bonus program such bonus would otherwise be paid, but in no event later than March 15th of the year following the year to which such bonus relates, (iii) any prior year bonus amounts earned but unpaid as of the termination date, and (iv) other accrued but unpaid compensation and benefits under our benefits plans. These benefits are subject to forfeiture in the event of Mr. Redling’s non-compliance with his contractual confidentiality, non-competition, non-solicitation and non-hire obligations to the company. If Mr. Redling’s employment is terminated due to his death or disability, he (or his estate) is entitled to a pro rata portion of his annual bonus for the year of termination, if and to the extent the company achieves its performance metrics for such year, and any prior year bonus amounts earned but unpaid as of the termination date.
In connection with entering into his agreement, Mr. Redling received a non-qualified stock option grant entitling him to purchase 2 million (2,000,000) shares of the company’s common stock. The stock options vest in four equal installments on the first through fourth anniversaries of the grant date, subject to Mr. Redling’s continued employment on such dates, except that all the options shall fully vest upon Mr. Redling’s termination of employment if his employment is terminated by the company without cause or he resigns with good reason, or due to his death or disability, in each case, on or prior to the first anniversary of a change of control. In addition, if Mr. Redling’s employment is terminated by the company without cause or he resigns with good reason (other than on or prior to the first anniversary of a change of Control), a pro rata portion of the options that would vest on the next scheduled vesting date, if any, shall also vest, with such amount to be determined based on the period from the last vesting date through the end of the calendar quarter in which the termination of employment occurred. If Mr. Redling’s employment is terminated due to his death or disability, (other than on or prior to the first anniversary of a change of control), one half of the then-unvested options shall vest. Mr. Redling entered into our Employee Covenants Agreement and Incentive Compensation Recoupment Policy.
If any payments, benefits or distributions to or for the benefit of Mr. Redling would subject him to an excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Code, such payments will be reduced to an amount (after reduction) $1.00 less than that which would not subject Mr. Redling to the excise tax, except that payments will only be reduced if the after-tax value of amounts received by Mr. Redling after application of the reduction would exceed the after-tax value of the amounts received without application of such reduction.
Kurt M. Rogers
We and Mr. Rogers entered into a letter agreement at the commencement of his employment with us (which was subsequently amended by Mr. Rogers and us in December 2010 and March 2012). The letter agreement, as amended, provides that in the event Mr. Rogers' employment is terminated by us without cause or by him for good reason he is entitled to severance benefits equal to twelve months of base salary payable by us during our regular payroll cycle over the twelve month period following termination of employment and a pro-rated portion of his target bonus payable by us during our regular payroll cycle over the six month period following termination of employment. Mr. Rogers is also entitled to reimbursement of lodging accommodations when Mr. Rogers is working out of our headquarters. We also reimburse Mr. Rogers for any taxes in respect of the lodging accommodations. Mr. Rogers entered into our form of confidentiality and innovations agreement.
Acceleration of Vesting of Stock Options, Time-Based and Performance-Based Restricted Stock Units
Our option and time-based restricted stock unit agreements for grants to our NEOs (other certain sign-on grants) provide for acceleration of vesting of (i) 100% of unvested stock options and time-based restricted stock units covered by those agreements in the event of termination of employment without cause or for good reason following but prior to the first anniversary of a change in control and (ii) 50% of unvested stock options and time-based restricted stock units covered by those agreements in the event of death or disability.
Upon a change in control, a portion of any performance-based restricted stock unit award equal to the amount payable if the performance period were deemed to end on the date of the consummation of the change in control will vest as of the last day of the applicable performance period, (i) subject to continued employment on the last day of the performance period, (ii) in the event employment terminates due to death or disability, or (iii) due to termination by without cause or for good reason.
In the event of a termination of employment for death or disability, a portion of any performance-based restricted stock unit award equal to a fraction based upon the percentage of the performance period elapsed at the time of termination of employment, but in any case no less than half, will vest. For termination of employment due to death, such vesting will occur upon termination. For termination of employment due to disability, such vesting will occur upon the end of the applicable performance period.

Potential Payments Upon Termination of Employment or Change-in-Control
The following table quantifies potential payments to our named executive officers upon termination of employment or change-in-control assuming the triggering event took place on December 31, 2015, the last business day of our last completed fiscal year.

Name	Cash Severance Payment	Bonus	Acceleration of Stock Options (Unvested) (1)	Acceleration of Restricted Stock Units (Unvested) (2)	Continuation of Medical/ Dental and Vision Benefits	Reduction for Excise Tax	Total Termination Benefits
Alan Masarek (3)
Termination without cause or resignation for good reason	$800,000	$1,000,000	$1,672,500	$3,000,824	$37,995		$6,511,319
Termination upon death or disability		$1,000,000	$2,508,750	$3,413,747			$6,922,497
Termination without cause or resignation for good reason following a change in control	$800,000	$1,000,000	$5,017,500	$6,827,495	$13,821	$(7,657,719)	$6,001,097
David T. Pearson (3)
Termination without cause or resignation for good reason	$490,000	$490,000	$1,435,000	$527,301			$2,942,301
Termination upon death or disability		$490,000	$1,435,000	$1,299,527			$3,224,527
Termination without cause or resignation for good reason or death or disability following a change in control	$490,000	$490,000	$2,780,000	$2,599,055		$(3,325,056)	$3,033,999
Clark Peterson
Termination without cause or resignation for good reason	$300,000	$180,000					$480,000
Termination upon death or disability				$1,257,493			$1,257,493
Termination without cause or resignation for good reason following a change in control	$300,000	$180,000		$2,514,987			$2,994,987
Joseph M. Redling (3)
Termination without cause or resignation for good reason	$580,000	$580,000	$1,225,000	$527,301			$2,912,301
Termination upon death or disability		$580,000	$1,225,000	$1,299,527			$3,104,527
Termination without cause or resignation for good reason following a change in control	$580,000	$580,000	$2,450,000	$2,599,055		$(2,798,040)	$3,411,015
Kurt M. Rogers
Termination without cause or resignation for good reason	$455,000	$341,250					$796,250
Termination upon death or disability			$394,165	$1,270,781			$1,664,946
Termination without cause or resignation for good reason following a change in control	$455,000	$341,250	$788,330	$2,541,563			$4,126,143
_____________

(1)
The payments relating to stock options represent the value of unvested stock options as of December 31, 2015 that would be accelerated upon the various termination of employment events, calculated by multiplying the number of shares underlying unvested options by the excess of the closing price of our common stock on December 31, 2015 ($5.74) over the exercise price.

(2)
The payments relating to restricted stock units represent the value of unvested and accelerated restricted stock units as of December 31, 2015 calculated by multiplying the number of unvested shares that would be accelerated by the various termination events by the closing price of our common stock on December 31, 2015 ($5.74).

(3)
The payments relating to termination without cause of resignation for good reason following a change in control reflect reductions caused by applicable excise taxes under the “golden parachute” rules of Sections 280G and 4999 of the Code.

DIRECTOR COMPENSATION
We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting director compensation, we consider the significant amount of time that our directors expend in fulfilling their duties as well as the skill-level required by us of members of our board.
Cash Compensation Paid to Board Members
Directors' annual retainer fees for 2015 were as follows:

• Chairman of the Board annual retainer (in lieu of board and committee meeting fees)*	$125,000
• Base annual retainer for all other non-employee directors*	$80,000
• Additional annual retainers*:
• Lead Independent Director and audit committee chairperson	$25,000
• Other audit committee members	$5,000
• Compensation committee chairperson	$15,000
• Nominating and governance committee chairperson	$10,000
• Retainer for special committee (one-time upon appointment) if created	$5,000
*       Pro-rated for actual service during the twelve-month period covered by the retainer.
We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of our company. In addition, our board of directors has authority to make payments to directors performing services determined by our board of directors, upon recommendation of the nominating and governance committee, to be extraordinary services which significantly exceed customary and routine services performed by a director, in an amount determined by our board of directors to be appropriate compensation for the services performed. We also provide health, vision and dental benefits to our Chairman of the Board.
Equity-Based Grants to Board Members and Stock Ownership Guidelines for Directors
For 2015, on the first day of each quarter, non-employee directors of our company were awarded $28,750 of restricted stock (1.5x such share amount of restricted stock for Mr. Citron). The stock price used to calculate the number of shares of stock to be granted, all of which are fully vested, is the closing price of our common stock on the New York Stock Exchange on the date of grant, or if such date is not a trading day, the closing selling price on the trading day immediately preceding the date of grant. In order to be eligible for grants, a non-employee director must have served on our board for the entire previous quarter.
Our board of directors has adopted stock ownership guidelines requiring our non-employee directors to maintain a minimum equity stake in the company. Our board of directors believes that these requirements help to ensure an alignment of director interests with those of stockholder interests and promote a focus on long-term growth. Non-employee directors must maintain a stock ownership level equal to three times our annual board retainer. Shares included in the calculation to assess compliance with the guidelines include shares owned outright and the value of unvested RSUs. Each non-employee director must retain 50% of net stock options exercised or stock delivered from vested restricted stock units until the guidelines are met. All non-employee directors have met the guidelines. Directors may be exempted from the guidelines and/or the retention ratio due to financial hardship as determined by the compensation committee in its discretion.
2015 Director Compensation Changes
Based upon a review and assessment of our non-executive director compensation program, on February 4, 2015 our board of directors:

•	eliminated sign-on equity grants effective February 4, 2015;

•	eliminated all Board and Committee meeting fees effective July 1, 2015;

•	increased the base annual retainer paid to all non-executive directors (other than the Chairman of the Board) from $50,000 to $80,000 effective July 1, 2015; and

•	increased the Compensation Committee Chair retainer from $10,000 to $15,000 effective July 1, 2015.

2015 Director Compensation
The following table summarizes the compensation paid by us to non-employee directors for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation		Total
Jeffrey A. Citron	$125,000	$172,474	$25,330	(2)	$322,804
Morton David (3)	$23,000	$57,496			$80,496
Stephen Fisher	$102,000	$114,989			$216,989
Carolyn Katz	$148,416	$114,989			$263,405
Michael A. Krupka (4)	$15,000	$28,747			$43,747
David C. Nagel	$102,000	$114,989			$216,989
John J. Roberts	$153,000	$114,989			$267,989
Margaret M. Smyth	$111,000	$114,989			$225,989
Carl Sparks	$114,500	$114,989			$229,489
Naveen Chopra	$97,000	$114,989			$211,989
 ____________

(1)
Stock awards consist only of restricted stock all of which are fully vested at the time of grant. The amounts shown are the grant date fair value, calculated in accordance with FASB ASC 718 by multiplying the number of shares of restricted stock awarded by the closing price of our common stock on the date of grant.

(2)	This amount represents health, vision and dental benefits.

(3)	Mr. David resigned from the board in June 2015.

(4)	Mr. Krupka resigned from the board in February 2015.
As of December 31, 2015, each director held options for the following aggregate number of shares:

Name	Number of Shares Underlying Outstanding Stock Options
Jeffrey A. Citron (1)	236,250
Morton David (2)	25,358
Stephen Fisher	150,000
Carolyn Katz	150,000
David C. Nagel	230,000
John J. Roberts	210,358
Carl Sparks	210,000
Margaret M. Smyth	150,000
Naveen Chopra	150,000

(1)	Represents options granted under our director compensation programs. See Stock Ownership Information below for more information regarding the equity ownership of our officers and directors.

(2)	Mr. David resigned from the board in June 2015.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	51,938,304	$3.76	21,548,261	(1)
Equity compensation plans not approved by security holders (2)	—	—	—
Total	51,938,304	$3.76	21,548,261	(1)
 ________________

(1)
Includes awards outstanding under the Company's 2015 Long-Term Incentive Plan (the "2015 Plan") and prior shareholder approved plans. Any shares underlying options that are canceled or expire without exercise will become available for issuance under the 2015 Plan. Awards under the 2015 Plan may include restricted stock, unrestricted stock, restricted stock units, stock appreciation rights, performance shares or other equity-based awards, as our board of directors or compensation committee may determine.

(2)	We have no equity compensation plans not approved by our stockholders.
STOCK OWNERSHIP INFORMATION
The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2016 by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers, as defined under SEC rules; and

•	all of our current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2016 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is 23 Main Street, Holmdel, New Jersey 07733.
This table assumes 213,755,401 shares of common stock outstanding as of April 15, 2016.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Beneficial Owners of More than 5%
Jeffrey A. Citron (1)	25,402,215	11.77%
Wellington Management Group LLP (2)	20,317,265	9.50%
Columbia Wanger Asset Management, LLC (3)	19,192,969	8.98%
The Vanguard Group, Inc. (4)	14,395,480	6.73%
BlackRock, Inc. (5)	13,191,715	6.17%
Renaissance Technologies LLC (6)	10,836,926	5.07%
Directors, Director Nominees, and Named Executive Officers
Jeffrey A. Citron (1)	25,402,215	11.77%
Alan Masarek (7)	833,686	*
David T. Pearson (8)	1,583,225	*
Joseph M. Redling (9)	1,342,846	*
Clark Peterson (10)	56,457	*
Kurt M. Rogers (11)	885,408	*
Carolyn Katz (12)	136,331	*
Stephen Fisher (13)	208,480	*
Naveen Chopra (14)	100,895	*
David C. Nagel (15)	354,344	*
John J. Roberts (16)	332,701	*
Carl Sparks (17)	342,730	*
Margaret M. Smyth (18)	249,342	*

All directors and executive officers as a group (17 persons) (19)	32,288,292	14.59%

*	Less than one percent.

(1)
Includes (i) 5,297,700 shares owned by Kyra Elyse Citron 1999 Descendants Annuity Trust; (ii) 5,302,098 shares owned by Noah Aidan Citron 1999 Descendants Annuity Trust; (iii) 178,959 shares of common stock owned by KEC Holdings; and (iv) 1,986,250 shares of common stock issuable upon exercise of stock options.

(2)
Based on an amendment to Schedule 13G filed on February 11, 2016 by (a) Wellington Management Group LLP disclosing shared voting power over 10,856,394 shares of common stock and shared power to dispose of or direct the disposition of 20,317,265 shares of common stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210, (b) Wellington Group Holdings LLP disclosing shared voting power over 10,856,394 shares of common stock and shared power to dispose of or direct the disposition of 20,317,265 shares of common stock. The address of Wellington Group Holdings LLP is 280 Congress Street, Boston, MA 02210, (c) Wellington Investment Advisors Holdings LLP disclosing shared voting power over 10,856,394 shares of common stock and shared power to dispose of or direct the disposition of 20,317,265 shares of common stock. The address of Wellington Investment Advisors Holdings LLP is 280 Congress Street, Boston, MA 02210, and (d) Wellington Management Company LLP disclosing shared voting power over 8,820,716 shares of common stock and shared power to dispose of or direct the disposition of 17,527,257 shares of common stock. The address of Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210.

(3)
Based on a Schedule 13G filed on January 20, 2016 by (a) Columbia Wanger Asset Management, LLC (“CWAM”) disclosing sole voting power over 17,435,890 shares of common stock and sole power to dispose of or direct the disposition of 19,192,969 shares of common stock, and (b) Columbia Acorn Fund disclosing sole voting power over 13,576,409 shares of common stock and sole power to dispose of or direct the disposition of 13,576,409 shares of common stock. CWAM does not directly own any shares of common stock of Vonage. As the investment adviser of Columbia Acorn Fund and various other investment companies and managed accounts, CWAM may be deemed to beneficially own the shares reported by Columbia Acorn Fund. Accordingly, the shares reported by CWAM include those shares separately reported by Columbia Acorn Fund. CWAM disclaims beneficial ownership of any shares reported. The address of each of CWAM and Columbia Acorn Fund is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(4)
Based on an amendment to Schedule 13G filed February 11, 2016 by The Vanguard Group, Inc. disclosing sole voting power over 252,226 shares of common stock, sole power to dispose of or direct the disposition of 14,154,254 shares of common stock and shared power to dispose of or direct the disposition of 241,226 shares of common stock. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on an amendment to Schedule 13G filed on January 27, 2016 by Blackrock, Inc. disclosing sole voting power over 12,812,261 shares of common stock and sole power to dispose of or direct the disposition of 13,191,715 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10022.

(6)
Based on a Schedule 13G filed on February 12, 2016 by Renaissance Technologies LLC disclosing sole voting power over 9,493,100 shares of common stock and sole power to dispose of or direct the disposition of 10,836,926 shares of common stock. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022.

(7)	Includes 750,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(8)	Includes 1,500,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(9)	Includes 1,200,000shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(10)	Includes 0 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(11)	Includes 765,142 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(12)	Includes 84,375 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(13)	Includes 121,875 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(14)	Includes 65,625 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(15)	Includes 230,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(16)	Includes 201,429 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(17)	Includes 210,000 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(18)	Includes 140,625 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

(19)	Includes 7,616,813 shares of common stock issuable upon exercise of stock options or RSUs which become exercisable or vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal year 2015, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exception of a Form 3/A filed on April 24, 2015, on behalf of Clark Peterson, to report shares held at the time he became a reporting person.
In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

APPENDIX A
VONAGE HOLDINGS CORP.
RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA AND TO ADJUSTED EBITDA MINUS CAPEX
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2015	2014	2013
Income from operations	$52,992	$58,071	$53,975
Depreciation and amortization	61,833	49,514	36,054
Share-based expense	27,541	21,070	17,843
Acquisition related costs	2,610	2,566	2,768
Loss from discontinued operation, excluding income tax	(1,615)	(10,259)	(1,626)
Depreciation from discontinued operation	132	1,878	12
Net loss attributable to noncontrolling interest	59	819	488
Adjusted EBITDA	$143,552	$123,659	$109,514
Less:
Capital expenditures	$(17,323)	$(12,436)	$(9,889)
Intangible assets	$(2,500)	$—	$—
Acquisition and development of software assets	$(14,183)	$(11,819)	$(12,291)
Adjusted EBITDA Minus Capex	$109,546	$99,404	$87,334
VONAGE HOLDINGS CORP.
RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE TO
NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2015	2014	2013
Net income attributable to Vonage	$22,655	$20,266	$28,289
Amortization of acquisition - related intangibles	24,592	15,036	2,483
Acquisition related costs	2,610	2,566	2,768
Income tax expense	18,418	21,759	18,194
Net income attributable to Vonage excluding adjustments	$68,275	$59,627	$51,734
Net income attributable to Vonage per common share:
Basic	$0.11	$0.10	$0.13
Diluted	$0.10	$0.09	$0.13
Weighted-average common shares outstanding:
Basic	213,147	209,822	211,563
Diluted	224,110	219,419	220,520
Net income attributable to Vonage excluding adjustments per common share, excluding adjustments:
Basic	$0.32	$0.28	$0.24
Diluted	$0.30	$0.27	$0.23
Weighted-average common shares outstanding:
Basic	213,147	209,822	211,563
Diluted	224,110	219,419	220,520

A - 1

VONAGE HOLDINGS CORP.
FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	For the Years Ended December 31,
	2015	2014
Net cash provided by operating activities	$129,731	$92,542
Less:
Capital expenditures	(17,323)	(12,436)
Intangible assets	(2,500)	—
Acquisition and development of software assets	(14,183)	(11,819)
Free cash flow	$95,725	$68,287

A - 2

VONAGE HOLDINGS CORP.
PO BOX 310
HOLMDEL, NJ 07733

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VG2016**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E06644-P73991 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VONAGE HOLDINGS CORP.

A. Election of Director

The Board of Directors recommends you vote FOR the listed nominee.

Nominee:	For	Against	Abstain
1a. Alan Masarek	▢	▢	▢

B. Issues

The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.	▢	▢	▢

NOTE: To transact other business as may properly come before the meeting or any adjournment thereof.

C. Authorized Signatures

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at http://ir.vonage.com.

E06645-P73991

VONAGE HOLDINGS CORP.
Annual Meeting of Stockholders
June 3, 2016 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) revoking all prior proxies hereby appoint(s) Kurt Rogers, Randy Rutherford and Henry Pickens, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of VONAGE HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 10:00 AM, local time on June 3, 2016 live via the Internet at www.virtualshareholdermeeting.com/VG2016 and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side